Exhibit 10.3

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of October 11, 2016

among VENUS CONCEPT CANADA CORP.

and

VENUS CONCEPT USA INC.

as the Borrowers,

VENUS CONCEPT LTD.,

as the Parent,

CERTAIN OTHER SUBSIDIARIES OF THE PARENT,

as the Guarantors,

VISIUM HEALTHCARE PARTNERS, LP,

as the Administrative Agent

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

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4.06	Rights of Contribution	61

4.07	Financial Assistance – Israeli Law	61

4.08	Guarantee of Payment; Continuing Guarantee	61

ARTICLE V CONDITIONS PRECEDENT TO BORROWINGS		62

5.01	Condition to Effectiveness	62

5.02	Conditions to Initial Extensions of Credit and Purchase of the A Warrants	62

5.03	Conditions to all Borrowings	67

5.04	Additional Conditions to Term B Borrowing	68

ARTICLE VI REPRESENTATIONS AND WARRANTIES		68

6.01	Existence, Qualification and Power	68

6.02	Authorization; No Contravention	69

6.03	Governmental Authorization; Other Consents	69

6.04	Binding Effect	69

6.05	Financial Statements; No Material Adverse Effect	69

6.06	Litigation	70

6.07	No Default	70

6.08	Ownership of Property; Liens	70

6.09	Environmental Compliance	71

6.10	Insurance	72

6.11	Taxes	72

6.12	ERISA Compliance	72

6.13	Subsidiaries and Capitalization	73

6.14	Margin Regulations; Investment Company Act	73

6.15	Disclosure	74

6.16	Compliance with Laws	74

6.17	Intellectual Property; Licenses, Etc.	74

6.18	Solvency	76

6.19	Perfection of Security Interests in the Collateral	76

6.20	Business Locations	76

6.21	Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act	77

6.22	Material Contracts	78

6.23	Compliance of Products	78

6.24	Labor Matters	82

6.25	EA Financial Institutions	82

6.26	Representations as to Foreign Loan Parties	82

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ARTICLE VII AFFIRMATIVE COVENANTS		84

7.01	Financial Statements	84

7.02	Certificates; Other Information	85

7.03	Notices	88

7.04	Payment of Obligations	88

7.05	Preservation of Existence, Etc.	89

7.06	Maintenance of Properties	89

7.07	Maintenance of Insurance	89

7.08	Compliance with Laws	90

7.09	Books and Records	90

7.10	Inspection Rights	91

7.11	Use of Proceeds	91

7.12	Additional Subsidiaries	91

7.13	Pledged Assets; Guarantees	92

7.14	Compliance with Material Contracts	94

7.15	Products and Required Permits	94

7.16	Consent of Licensors	94

7.17	Anti-Corruption Laws	95

7.18	Maintenance of IP Rights	95

7.19	Post-Closing Obligations	96

ARTICLE VIII NEGATIVE COVENANTS		97

8.01	Liens	97

8.02	Investments	99

8.03	Indebtedness	101

8.04	Fundamental Changes	103

8.05	Dispositions	103

8.06	Restricted Payments	103

8.07	Change in Nature of Business	104

8.08	Transactions with Affiliates and Insiders	104

8.09	Burdensome Agreements	105

8.10	Use of Proceeds	105

8.11	Payment of Other Indebtedness	105

8.12	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Certain Amendments	106

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8.13	Ownership of Subsidiaries	106

8.14	Sale Leasebacks	106

8.15	Sanctions; Anti-Corruption Laws	107

8.16	Minimum Revenues	107

8.17	Liquidity	109

8.18	Plans	110

8.19	Accounts	110

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		110

9.01	Events of Default	110

9.02	Remedies Upon Event of Default	113

9.03	Application of Funds	114

ARTICLE X ADMINISTRATIVE AGENT		115

10.01	Appointment and Authority	115

10.02	Rights as a Lender	116

10.03	Exculpatory Provisions	116

10.04	Reliance by Administrative Agent	117

10.05	Delegation of Duties	118

10.06	Resignation of Administrative Agent	118

10.07	Non-Reliance on Administrative Agent and Other Lenders	119

10.08	Administrative Agent May File Proofs of Claim	119

10.09	Collateral and Guaranty Matters	120

ARTICLE XI MISCELLANEOUS		120

11.01	Amendments, Etc.	120

11.02	Notices and Other Communications; Facsimile Copies	122

11.03	No Waiver; Cumulative Remedies; Enforcement	124

11.04	Expenses; Indemnity; and Damage Waiver	124

11.05	Payments Set Aside	126

11.06	Successors and Assigns	127

11.07	Treatment of Certain Information; Confidentiality	131

11.08	Set-off	132

11.09	Interest Rate Limitation	133

11.10	Counterparts; Integration; Effectiveness	133

11.11	Survival of Representations and Warranties	134

11.12	Severability	134

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11.13	Replacement of Lenders	134

11.14	Governing Law; Jurisdiction; Etc.	135

11.15	Waiver of Right to Trial by Jury	136

11.16	Electronic Execution of Assignments and Certain Other Documents	137

11.17	USA PATRIOT Act and Canadian AML Act Notice	137

11.18	No Advisory or Fiduciary Relationship	138

11.19	Facility Termination Date	138

11.20	Concerning Joint and Several Liability	138

11.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	140

11.22	Israeli Antitrust Letter; Lenders’ Receipt of Regulatory Agency Correspondence	141

11.23	Funding Date	141

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SCHEDULES

1.01	Products
2.01	Commitments and Applicable Percentages
6.06	Litigation
6.10	Insurance
6.13(a)	Subsidiaries
6.13(b)	Capitalization
6.17	IP Rights
6.20(a)	Locations of Real Property
6.20(b)	Taxpayer and Organizational Identification Numbers
6.20(c)	Canadian Locations
6.20(d)	Changes in Legal Name, State of Organization and Structure
6.22	Material Contracts
7.19	Post-Closing Obligations
8.01	Liens Existing on the Effective Date
8.02	Investments Existing on the Effective Date
8.03	Indebtedness Existing on the Effective Date
11.02	Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B-1	Form of Term A Note
B-2	Form of Term B Note
B-3	Form of A Warrant
B-4	Form of B Warrant
B-5	Form of C Warrant
C	Form of Joinder Agreement
D	Form of Assignment and Assumption
E	Form of Compliance Certificate
F	Form of Approval for Consortium Arrangement Letter
G	Form of Term B Facility Joinder Agreement

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EXECUTION VERSION

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of October 11, 2016 among VENUS CONCEPT CANADA CORP., an Ontario corporation (“Venus Canada”), VENUS CONCEPT USA INC., a Delaware corporation (“Venus USA” and together with Venus Canada, each a “Borrower” and collectively, the “Borrowers”), VENUS CONCEPT LTD., an Israeli corporation (the “Parent”), the Guarantors (defined herein) from time to time party hereto, the Lenders (defined herein) from time to time party hereto and VISIUM HEALTHCARE PARTNERS, LP, a Delaware limited partnership, as Administrative Agent.

The Borrowers and the Parent have requested that the Lenders make term loan facilities available to the Borrowers and purchase warrants from the Parent, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the Voting Stock in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by any Loan Party in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange or issuance of Equity Interests (other than Qualified Capital Stock of the Parent (to the extent not constituting a Change of Control)) or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, deferred purchase price, Earn Out Obligations and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person.

1

“Act” has the meaning set forth in Section 11.17.

“Administrative Agent” means Visium Healthcare Partners, LP, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify the Loan Parties and the Lenders.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement.

“Applicable Foreign Loan Party Documents” has the meaning set forth in Section 6.26(a).

“Applicable Percentage” means, with respect to any Lender at any time, (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by (i) on or prior to the Funding Date, such Term A Lender’s Term A Commitment at such time and (ii) thereafter, the outstanding principal amount of such Term A Lender’s Term A Loans at such time and (b) in respect of the Term B Facility, with respect to any Term B Lender at any time, the percentage (carried out to the ninth decimal place) of the Term B Facility represented by (i) at any time after the Term B Commitments have been established pursuant to Section 2.14 but prior to the funding of the Term B Loans, such Term B Lender’s Term B Commitment at such time and (ii) thereafter, the outstanding principal amount of such Term B Lender’s Term B Loans at such time. If the Commitments of all of the Lenders to make Loans have been terminated pursuant to Section 9.02, or if the Commitments have expired, then the Applicable Percentage of each Lender in respect of the applicable Facility shall be determined based on the Applicable Percentage of such Lender in respect of such Facility most recently in effect, giving effect to any subsequent assignments. The Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01, in the Term B Facility Joinder Agreement or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Quarter” has the meaning set forth in Section 8.16(b)(i)(A).

“Appropriate Lender” means, at any time, with respect to any Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan under such Facility at such time.

“Approval for Consortium Arrangement Letter” means a letter substantially in form of Exhibit F or any other form approved by the Administrative Agent.

“Approved Bank” has the meaning set forth in the definition of “Cash Equivalents”.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender or (d) substantially the same natural persons who administered or managed the Administrative Agent on the Effective Date or any entity or Affiliate of an entity that is administered or managed by such persons.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2015, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Available Funding Amount” means, as of any date of determination, the total of (a) the sum (without duplication) of (i) $5,000,000 plus (ii) the aggregate amount of cash returns or distributions of capital or repayment of principal actually received in cash on or prior to such date of determination by any Loan Party from a Subsidiary that is not a Loan Party with respect to Investments (other than Investments permitted by reliance on the exception set forth in Section 8.02(b)(ii)) made by the Loan Parties in Subsidiaries that are not Loan Parties (but only to the extent (x) such Investments are permitted by Section 8.02 and (y) that the aggregate amount of all such returns, distributions and repayments with respect to such Investments does not exceed the original principal amount of such Investments) plus (iii) the aggregate amount of net cash proceeds received by the Parent after the Funding Date from issuances of its Qualified Capital Stock (solely to the extent such Qualified Capital Stock was not issued in connection with a Cure Right) minus (b) the sum of (i) the amount of Investments made on or prior to such date of determination in reliance on Section 8.02(c)(iii) plus (ii) the amount of Restricted Payments made on or prior to such date of determination in reliance on Section 8.06(a) (other than any Excluded Restricted Payments). For the avoidance of doubt, clause (a)(ii) above shall not include cash returns, distributions of capital or repayment of principal, in each case, with respect to Investments permitted by reliance on the exception set forth in Section 8.02(b)(ii).

“A Warrants” means, collectively, those certain stock purchase warrants of the Parent allotted to the Lenders, substantially in the form of Exhibit B-3.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Board Members” means the collective reference to Louis Lacchin, Fritz LaPorte, Tony Natale, Juliet Bakker and Michael Haberman; and “Board Member” means any one of them.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or if not member-managed, the managers thereof or any committee of managing members or managers thereof duly authorized to act on behalf of such Persons, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Bona Fide Revenue Contract” means any duly executed and effective bona fide contract of the Parent or any Subsidiary entered into in the ordinary course of business with any Person that is not an Affiliate of any Loan Party or any Subsidiary pursuant to which the Parent or any Subsidiary earns revenue.

“Borrower” and “Borrowers” have the meanings set forth in the introductory paragraph hereto.

“Borrowing” means a Term A Borrowing or a Term B Borrowing, as the context may require, in each case, pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or Toronto, Ontario, Canada.

“Businesses” means, at any time, a collective reference to the businesses operated by the Parent and its Subsidiaries at such time.

“Business Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by any Loan Party or any Subsidiary.

“B Warrants” means, collectively, those certain stock purchase warrants of the Parent allotted to the Lenders, substantially in the form of Exhibit B-4.

“Canadian AML Acts” means applicable Canadian law regarding anti-money laundering, antiterrorist financing, government sanction and “know your client” matters, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

“Canadian Defined Benefit Pension Plan” means a Canadian Pension Plan that contains or has ever contained a “defined benefit provision” as such term is defined in Section 147.1(1) of the Income Tax Act (Canada).

“Canadian IP Security Agreement” means the Intellectual Property Security Agreement dated as of the Funding Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by the Parent, with respect to its Canadian intellectual property.

“Canadian Loan Party” means any Loan Party that is organized under the laws of Canada or any province or territory thereof.

“Canadian Pension Plan” means a pension plan or plan that is subject to applicable pension benefits legislation in any jurisdiction of Canada and that is organized and administered to provide pensions, pension benefits or retirement benefits for employees and former employees of any Loan Party or any Subsidiary thereof.

“Canadian Pledge Agreements” means the collective reference to (a) the pledge agreement dated as of the Funding Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by each of the Canadian Loan Parties and (b) the pledge agreement dated as of the Funding Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by the Parent with respect to the pledge of its Equity Interests in Venus Canada; and “Canadian Pledge Agreement” means any one of them.

“Canadian Security Agreements” means, collectively, each security agreement and each hypothec, dated as of the Funding Date, executed in favor of the Administrative Agent for the benefit of the Secured Parties by each of the Canadian Loan Parties.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided, that, the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) securities issued by or fully guaranteed by, the government of Canada or any province of Canada, in each case having a rating of A or better by S&P and having maturities of not more than twelve months from the date of acquisition, (c) Dollar denominated time deposits and certificates of deposit, in each case with maturities of not more than two hundred and seventy (270) days from the date of acquisition, of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000, (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P1 or the equivalent thereof (any such bank being an “Approved Bank”) or (iii) any bank listed on Schedule Ito the Bank Act (Canada) or any other commercial bank organized under the laws of Canada, in each case, having capital and surplus in excess of $500,000,000, (d) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or

P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (e) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (f) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (e).

“Cash Pay Interest” has the meaning set forth in Section 2.06(c)(i).

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a) at any time prior to a Qualifying IPO and for any reason whatsoever, (i) the Permitted Holders shall cease to control, solely and exclusively, greater than fifty percent (50%) of the aggregate Parent Voting Power (on a fully diluted basis) or (ii) the Permitted Holders shall cease to own and control, of record and beneficially, directly, twenty-five percent (25%) or more of the Equity Interests of the Parent on a fully diluted basis; or

(b) at any time after a Qualifying IPO and for any reason whatsoever, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than any of the Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Equity Interests of the Parent entitled to vote for members of the Board of Directors of the Parent on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(c) (i) the Parent shall cease to own and control, of record and beneficially, directly, one hundred percent (100%) of the Equity Interests of Venus USA or (ii) the Parent shall cease to own and control, of record and beneficially, directly, one hundred percent (100%) of the Equity Interests of Venus Canada; or

(d) at any time after a Qualifying IPO and for any reason whatsoever, during any period of 12 consecutive months, a majority of the members of the Board of Directors of the Parent or any Borrower cease to be composed of individuals (i) who were members of that Board of Directors on the first day of such period, (ii) whose election or nomination to that Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board of Directors or (iii) whose election or nomination to that Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board of Directors (in each case, such approval either by a specific vote or by approval of the Parent’s proxy statement in which such member was named as a nominee for election as a director); or

(e) Domenic Serafino ceases to be the chairman or chief executive officer of the Parent or any Borrower or to perform the roles and responsibilities customarily associated with such offices; provided, that, any “Change of Control” arising solely under this clause (e) shall not be triggered if a replacement permanent chairman or chief executive officer, as the case may be, of the Parent or such Borrower reasonably acceptable to the Required Lenders is appointed within six (6) months of the date that Domenic Serafino ceases to be the chairman or chief executive officer, as the case may be, of the Parent or such Borrower.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which a lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory or other property owned by any Loan Party, acknowledges the Liens of the Administrative Agent and waives (or, if approved by the Administrative Agent, subordinates) any Liens held by such Person on such property, and permits the Administrative Agent access to any Collateral stored or otherwise located thereon.

“Collateral Documents” means a collective reference to the Security Agreements, the Pledge Agreements, the IP Security Agreements, the Qualifying Control Agreements, the Collateral Questionnaire, the Collateral Access Agreements, the Mortgages, the Real Property Security Documents and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.13.

“Collateral Questionnaire” means that certain collateral questionnaire dated as of the Funding Date, in form and substance reasonably satisfactory to the Administrative Agent and executed by a Responsible Officer of each of the Parent and the Borrowers.

“Commitment” means a Term A Commitment or a Term B Commitment, as the context may require.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E. “Connected Person” has the meaning set forth in Section 8.08(b).

“Consolidated Contract Revenues” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, the sum (as calculated by the Parent in accordance with its practices prior to the Effective Date), without duplication, of (a) gross revenues for such period from all Bona Fide Revenue Contracts originally entered into by the Parent or any Subsidiary in such period that are, or pursuant to the terms of such Bona Fide Revenue Contract will be, recognized as Consolidated Revenues under GAAP in such period or any future period plus (b) incremental gross revenues for such period arising pursuant to the terms of any bona fide amendment, extension, renewal or other modification of any Bona Fide Revenue Contract entered into by the Parent or any Subsidiary in a prior period (or earlier in such period) that are, or pursuant to the terms of such amendment, extension, renewal or other modification will be, recognized as Consolidated Revenues under GAAP in such period or any future period plus (c) all revenues for such period that are (x) not in any way earned pursuant to, derived from or in any way related to any Contractual Obligation and (y) included in Consolidated Revenues for such period; provided, that, it is understood and agreed that in no event shall “Consolidated Contract Revenues” include any revenues from any contract or any amendment, extension, renewal or modification of any contract to the extent such contract, amendment, extension, renewal or modification represents a replacement of an existing Bona Fide Revenue Contract without a material modification of the economics thereof.

“Consolidated Contract Cure Revenues” means, as of any date of determination, for the Parent and its Subsidiaries on a consolidated basis, the total of (a) aggregate unrecognized revenue pursuant to Bona Fide Revenue Contracts as of such date of determination, as calculated by the Parent in accordance with its practices prior to the Effective Date minus (b) the sum of (i) the aggregate amount of any and all unrecognized revenues included in clause (a) of this definition that are pursuant to Bona Fide Revenue Contracts that are in default as of such date of determination plus (ii) the aggregate amount of any and all unrecognized revenues included in clause (a) of this definition pursuant to Bona Fide Revenue Contracts for which amounts thereunder are overdue for more than ninety (90) days; provided, that, it is understood and agreed that in no event will “Consolidated Contract Cure Revenues” include any amounts included as “Consolidated Revenues” for the period in which such date of determination occurs or for any period ending prior to such date of determination. As used herein, “unrecognized revenue” as of any date of determination means revenue that has not been recognized as revenue on or prior to such date of determination in any financial statements of the Parent.

“Consolidated EBITDA” means, for any period, for the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income (without duplication): (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable for such period, (c) depreciation and amortization expense for such period and (d) non-cash stock based compensation expense for such period.

“Consolidated Interest Charges” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations, (c) the portion of rent expense under Capital Leases that is treated as interest in accordance with GAAP, and (d) the implied interest component of Synthetic Leases with respect to such rental.

“Consolidated Net Income” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, net income (or loss) for such period, as calculated in accordance with GAAP; provided, that, Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such period, (b) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such period, except that the Parent’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income and (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that the Parent’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Parent or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Parent as described in clause (b) of this proviso).

“Consolidated Revenues” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, the total of (a) gross revenues for such period as determined in accordance with GAAP minus (b) the sum (without duplication) of (i) trade, quantity and cash discounts allowed by the Parent and its Subsidiaries plus (ii) discounts, refunds, rebates, charge backs, retroactive price adjustments and any other allowances which effectively reduce net selling price plus (iii) product returns and allowances plus (iv) set-offs and counterclaims plus (v) any other similar and customary deductions used by the Parent and its Subsidiaries in determining net revenues, all for such period and as determined in accordance with GAAP; provided, that, “Consolidated Revenues” shall exclude the revenues generated by any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of the income resulting from such revenues is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contractual Voting Power” means, with respect to any Equity Interests of any Person, the sole and exclusive control (with no other Person having such control) through a valid and enforceable agreement of the voting of such Equity Interests (for all matters for which such Equity Interests have voting rights).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of or is controlled by, or is under common control with, such Person and is organized by such Person (or any Person controlled by such Person) primarily for making equity or debt investments in the Parent or other portfolio companies of such Person.

“Convertible Bond Indebtedness” means Indebtedness having a feature which entitles the holder thereof to convert or exchange all or a portion of such Indebtedness into or by reference to Equity Interests of the Parent.

“Copyright License” means any agreement, whether written or oral, providing for the grant of any right to use any Work under any Copyright.

“Copyrights” means (a) all proprietary rights afforded Works pursuant to Title 17 of the United States Code, including, without limitation, all rights in mask works, copyrights and original designs, and all proprietary rights afforded such Works by other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international treaties and conventions thereto), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations thereof now or hereafter provided for by law and all rights to make applications for registrations and recordations, regardless of the medium of fixation or means of expression, which are owned by any Loan Party or any Subsidiary or which any Loan Party or any Subsidiary is licensed, authorized or otherwise granted rights under or to and (b) all copyright rights under the copyright laws of the United States, Canada, Israel and all other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international copyright treaties and conventions), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations of copyrights now or hereafter provided for by law and all rights to make applications for copyright registrations and recordations, regardless of the medium of fixation or means of expression, which are owned by any Loan Party or any Subsidiary or which any Loan Party or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“Cure Period” has the meaning set forth in Section 8.16(b)(i).

“Cure Right” has the meaning set forth in Section 8.16(b)(i).

“Current Assets” means, with respect to any Person, all assets of such Person that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person.

“C Warrants” means, collectively, those certain stock purchase warrants of the Parent allotted to the Lenders, substantially in the form of Exhibit B-5.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.03.

“Debt Issuance Notice” has the meaning set forth in Section 2.13(a).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), the Israeli Companies Law, the Israeli Companies Ordinance, the Israeli Bankruptcy Ordinance, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada, Israel or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning set forth in Section 2.06(b).

“Defaulting Lender” means, subject to Section 2.12(b), any Lender, as determined by the Administrative Agent, that (a) has failed to perform any of its funding obligations hereunder, including with respect to any Term B Commitments, within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrowers or the Administrative Agent that it does not intend to comply with its funding obligations hereunder or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Developers Agreement” means that certain agreement between Boris Vaynberg, Yotam Zimmerman and the Parent having an effective date of August 8, 2013, as amended by the Amendment No. 1 to Agreement dated August 8, 2013, dated September 5, 2016.

“Disposition” or “Dispose” means the sale, transfer, license, lease, issuance or other disposition (including any Sale and Leaseback Transaction or any issuance by any Subsidiary of its Equity Interests) of any property by any Loan Party or any Subsidiary, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding the following (each a “Permitted Transfer” and collectively, the “Permitted Transfers”): (a) the sale, lease, license, transfer or other disposition (including, for the avoidance of doubt, by way of Subscription Agreement) of inventory (excluding, for the avoidance of doubt, any intellectual property or any IP Rights) in the ordinary course of business, (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out property no longer used or useful in the conduct of business of any Loan Party and its Subsidiaries, (c) any sale, lease, license, transfer or other disposition of property to any Loan Party or any Subsidiary; provided, that, if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 8.02, (d) granting licenses of intellectual property on a non-exclusive basis or on an exclusive basis so long as each such exclusive license is limited to geographic areas, particular distribution channels or fields of use, customized products for customers or limited time periods, and so long as after giving effect to such exclusive license, the Parent and its Subsidiaries retain sufficient rights to use or benefit from the subject intellectual property as to enable them to continue to conduct their business in the ordinary course, (e) any Involuntary Disposition, (f) Investments permitted by Section 8.02 (other than by reference to this definition or Section 8.05 (or any clause hereof or thereof)) (including, for the avoidance of doubt, any issuance by a Subsidiary of its Equity Interests to a minority owner of such Subsidiary at initial creation or formation of such Subsidiary in connection with an Investment permitted by Section 8.02), (g) the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of a Foreign Subsidiary (excluding Venus Canada) in order to qualify members of the governing body of such Subsidiary if required by applicable Law, (h) the abandonment or other disposition of IP Rights that are not material and are no longer used or useful in any material respect in the business of the Parent and its Subsidiaries, (i) licenses, sublicenses, leases or subleases (in each case, other than with respect to IP Rights or intellectual property) granted to third parties in the ordinary course of business and not interfering in any material respect with the business of the Parent and its Subsidiaries and (j) dispositions of cash and Cash Equivalents in the ordinary course of business.

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (pursuant to a sinking fund obligation or otherwise) or is redeemable at the option of the holder thereof (in whole or in part), in any such case at any time prior to the one hundred eighty-first (181st) day after the then Latest Maturity Date in effect at the time of issuance of such Equity Interest, (b) requires the payment of any cash dividends at any time prior to the one hundred eighty-first (181st) day after the then Latest Maturity Date in effect at the time of issuance of such Equity Interest, (c) contains any repurchase obligation which may come into effect prior to the one hundred eighty-first (181st) day after the then Latest Maturity Date in effect at the time of issuance of such Equity Interest, or (d) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a), (b) or (c) above, in any such case at any time prior to the one hundred eighty-first (181st) day after the then Latest Maturity Date in effect at the time of issuance of such Equity Interest; provided, that, any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or repurchase such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the one hundred eighty-first (181st) day after the then Latest Maturity Date in effect at the time of issuance of such Equity Interest shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem or repurchase any such Equity Interests pursuant to such provisions prior to the Facility Termination Date.

“Dollar” and “$” mean lawful money of the United States.

“Domain Names” means all domain names and URLs that are registered and/or owned by any Loan Party or any Subsidiary or which any Loan Party or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Drug or Device Application” means a New Drug Application, an Abbreviated New Drug Application, or a product license application, as those terms are defined in the FDCA, for any Product, as appropriate, in each case of any Loan Party or any Subsidiary.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the applicable Loan Party or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition. For purposes of determining the aggregate consideration paid for an Acquisition at the time of such Acquisition, the amount of any Earn Out Obligations shall be deemed to be the maximum amount of the earn-out payments in respect thereof as specified in the documents relating to such Acquisition. For purposes of determining the amount of any Earn Out Obligations to be included in the definition of Funded Indebtedness, the amount of Earn Out Obligations shall be deemed to be the aggregate liability in respect thereof, as determined in accordance with GAAP.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date hereof.

“Eligible Assets” means (a) with respect to any Disposition, any Involuntary Disposition or any Extraordinary Receipts (in each case, other than a Disposition of Current Assets, an Involuntary Disposition of Current Assets or Extraordinary Receipts to the extent relating to condemnation awards or insurance proceeds with respect to the loss or liquidation of Current Assets), fixed or capital assets that are used or useful in the same or a similar line of business as the Parent and its Subsidiaries were engaged in on the Effective Date (or any reasonable extension or expansions thereof) and (b) solely with respect to any Disposition of Current Assets, any Involuntary Disposition of Current Assets or any Extraordinary Receipts (solely to the extent relating to condemnation awards or insurance proceeds with respect to the loss or liquidation of Current Assets), Current Assets that are used or useful in the same or a similar line of business as the Parent and its Subsidiaries were engaged in on the Effective Date (or any reasonable extension or expansions thereof).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Laws” means any and all federal, state, provincial, territorial, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided, however, that Equity Interests shall not include Convertible Bond Indebtedness.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization,

(d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan, (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA, or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 9.01. “Excluded Account” has the meaning set forth in Section 8.19(e).

“Excluded Property” means, with respect to any Loan Party, including any Person that becomes a Loan Party after the Effective Date as contemplated by Section 7.12 or Section 7.13, (a) solely with respect to any U.S. Loan Party, any Canadian Loan Party or any Israeli Guarantor, any personal property (including, without limitation, motor vehicles of any U.S. Loan Party) in respect of which perfection of a Lien is not either (i) governed by the Uniform Commercial Code, the PPSA, the Israeli Companies Law or the Israeli Companies Ordinance, respectively or (ii) effected by appropriate evidence of the Lien being filed in the United States Copyright Office, the United States Patent and Trademark Office, the Canadian Intellectual Property Office or the Israeli Patent Office, (b) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property, (c) any leasehold interest of any Loan Party in real property, (d) any Excluded Accounts, (e) any real or personal property as to which the Administrative Agent and the Borrowers agree in writing that the costs or other consequences of obtaining a security interest or perfection thereof are excessive in view of the benefits to be obtained by the Secured Parties therefrom, (f) solely with respect to any U.S. Loan Party or any Canadian Loan Party, any permit, lease, license, contract or other agreement if the grant of a security interest in such permit, lease, license, contract or other agreement in the manner contemplated by the Collateral Documents, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided, that, (i) any such limitation described in the foregoing clause (f) on the security interests granted under the Collateral Documents shall only apply to the extent that any such prohibition is not rendered ineffective pursuant to the Uniform Commercial Code, the PPSA or any other applicable Law, in each case, that has the effect of permitting the grant of a security interest and preventing any termination, acceleration or alteration of such Loan Party’s rights, titles and interests thereunder as a result of such grant of a security interest and (ii) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable Law, permit, lease, license, contract or other agreement, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such permit, lease, license, contract or other agreement shall be automatically and simultaneously granted under the Collateral

Documents and such permit, lease, license, contract or other agreement shall be included as Collateral, (g) Equity Interests in any Foreign Subsidiary of the Parent (other than Wholly Owned Subsidiaries) in existence on the Effective Date to the extent that the pledge of such Equity Interests is not permitted by the terms of such Foreign Subsidiary’s Organization Documents as in effect on the Effective Date, each such Foreign Subsidiary (and the corresponding provision of such Subsidiary’s Organization Documents) being designated on Schedule 6.13(a), (h) Equity Interests in any Foreign Subsidiary of the Parent (other than Venus Canada) to the extent that the pledge thereof is prohibited by applicable Law; provided, that, (i) any such limitation described in the foregoing clause (h) on the security interests granted under the Collateral Documents shall only apply to the extent that any such prohibition is not rendered ineffective pursuant to the Uniform Commercial Code, the PPSA or any other applicable Law, in each case, that has the effect of permitting the grant of a security interest and preventing any termination, acceleration or alteration of such Loan Party’s rights, titles and interests thereunder as a result of such grant of a security interest and (ii) in the event of the termination or elimination of any such prohibition, a security interest in such Equity Interests shall be automatically and simultaneously granted under the Collateral Documents and such Equity Interests shall be included as Collateral and (i) Equity Interests in any Foreign Subsidiary of the Parent (other than Venus Canada) to the extent that the pledge thereof would result in material adverse tax consequences to the Parent or its Subsidiaries (as reasonably determined by the Borrowers with the consent of the Administrative Agent).

“Excluded Restricted Payments” means (a) any Restricted Payment to the extent made by any Subsidiary to any Loan Party and (b) any Restricted Payment to the extent made by any Subsidiary that is not a Loan Party to any Subsidiary that is not a Loan Party; provided, that, for the avoidance of doubt, in no event shall “Excluded Restricted Payments” include any portion of any Restricted Payment made (x) by a Loan Party to a Subsidiary that is not a Loan Party or (y) by any Subsidiary to any Person (including minority owners of Equity Interests in any Subsidiary) that is not a Loan Party or a Subsidiary.

“Excluded Subsidiary” means any Foreign Subsidiary of the Parent (other than, for the avoidance of doubt, Venus Canada), the grant or perfection of a security interest in the assets of such Foreign Subsidiary in support of, and the guaranteeing of, the Obligations (a) would be prohibited by applicable Law in the jurisdiction of formation or incorporation of such Foreign Subsidiary (as reasonably determined by the Borrowers with the consent of the Administrative Agent) or (b) would result in material adverse tax consequences to the Parent or its Subsidiaries (as reasonably determined by the Borrowers with the consent of the Administrative Agent).

“Exclusivity Period” has the meaning set forth in Section 2.13(b).

“Existing Credit Agreement” means that certain Loan and Security Agreement dated as of October 8, 2015 by and among the Parent, the Borrowers, Oxford Finance, LLC, as collateral agent, and the lenders from time to time party thereto, as amended or modified from time to time.

“Extraordinary Receipts” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments; provided, that, in no event shall “Extraordinary Receipts” include the proceeds of any issuance of Qualified Capital Stock by the Parent or any Subsidiary.

“Facility” means the Term A Facility or the Term B Facility, as the context may require.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) all of the Commitments have terminated and (b) all Obligations have been paid in full in cash (other than contingent indemnification obligations for which no claim has been asserted).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder, official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreements entered into thereunder.

“FDA” means the Food and Drug Administration of the United States of America or any successor entity thereto.

“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq. and all regulations promulgated thereunder.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Fee Letter” means that certain letter agreement dated as of the Funding Date, by and among the Borrowers and the Administrative Agent.

“Flood Hazard Property” has the meaning set forth in the definition of “Real Property Security Documents”.

“Foreign Lender” has the meaning set forth in Section 3.01(c).

“Foreign Loan Party” means each Loan Party that is not a U.S. Loan Party.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Wholly Owned Subsidiary” means any Foreign Subsidiary that is a Wholly Owned Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations, whether current or long-term, for borrowed money (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by such Person or any Subsidiary thereof (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(c) all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(d) all purchase money Indebtedness and all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), including, without limitation, any Earn Out Obligations;

(e) the Attributable Indebtedness of Capital Leases, Securitization Transactions and Synthetic Leases;

(f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(g) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(h) all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (g) above of another Person; and

(i) all Funded Indebtedness of the types referred to in clauses (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person.

For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.

“Funding Date” means the date on which the conditions set forth in Section 5.02 have been satisfied.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States, Canada, Israel or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Licenses” means all applications to and requests for approval from a Governmental Authority for the right to manufacture, import, store, market, promote, advertise, offer for sale, sell, use and/or otherwise distribute a Product, including, without limitation, all filings filed with the FDA and Health Canada, and all authorizations issuing from a Governmental Authority based upon or as a result of such applications and requests, which are owned by any Loan Party or any Subsidiary, acquired by any Loan Party or any Subsidiary via assignment, purchase or otherwise or that any Loan Party or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) the Parent and (b) each Person that joins as a Guarantor pursuant to Section 7.12 or Section 7.13, together with their successors and permitted assigns; provided, that, in no event shall any Excluded Subsidiary be a Guarantor.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Secured Parties pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HHS” means the United States Department of Health and Human Services and any successor agency thereof.

“HMT” has the meaning set forth in the definition of “Sanctions”. “Hypothecary Representative” has the meaning set forth in Section 10.01(c).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Indebtedness;

(b) the Swap Termination Value of any Swap Contract;

(c) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

(d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person or a Subsidiary thereof is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or such Subsidiary.

“Indemnitee” has the meaning set forth in Section 11.04(b). “Information” has the meaning set forth in Section 11.07.

“Interest Payment Date” means (a) the last day of each March, June, September and December; provided, that, if any such last day is not a Business Day, the applicable “Interest Payment Date” shall be the first Business Day immediately preceding such last day of such month; provided, further, that, the first “Interest Payment Date” shall be December 30, 2016 and (b) each Maturity Date.

“Interim Financial Statements” means the unaudited consolidated financial statements of the Parent and its Subsidiaries for the fiscal quarter ended March 31, 2016, including balance sheets and statements of income or operations, shareholders’ equity and cash flows.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986. “Internal Revenue Service” means the United States Internal Revenue Service.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Documents” means, collectively, the Loan Documents, the Warrants, the Warrant Issuance Agreement and the ROFR Side Letter.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any of its Subsidiaries.

“IP Rights” means all worldwide intellectual property rights, industrial property rights, proprietary rights and common-law rights, whether registered or unregistered, Copyrights, Domain Names, Patents, Trademarks, Proprietary Databases, Proprietary Software, Websites and Trade Secrets, including without limitation, all rights to and under all new and useful algorithms, concepts, data (including all clinical data relating to a Product), databases, designs, discoveries, inventions, know-how, methods, processes, protocols, chemistries, compositions, show-how, software (other than commercially available, off-the-shelf or open source), specifications for Products, techniques, technology, trade dress and all improvements thereof and thereto, which is owned by any Loan Party or any Subsidiary or which any Loan Party or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“IP Security Agreements” means, collectively, the U.S. IP Security Agreement and the Canadian IP Security Agreement; and “IP Security Agreement” means any one of them.

“Israeli Bankruptcy Ordinance” means the Israeli Bankruptcy Ordinance, 1980 (New Version), as amended.

“Israeli Companies Law” means the Israeli Companies Law, 1999, as amended.

“Israeli Companies Ordinance” means the Israeli Companies Ordinance, 1983 (New Version), as amended.

“Israeli Guarantee Law” means the Israeli Guarantee Law, 1967, as amended.

“Israeli Guarantors” means (a) the Parent and (b) each Person that joins as a Guarantor pursuant to Section 7.12 or Section 7.13 that is organized under the laws of, or is registered or maintains a place of business (including an office for the transfer or registration of shares) in, Israel, together with their successors and permitted assigns, in each case, organized under the laws of, or registered or maintaining a place of business (including an office for the transfer or registration of shares) in, Israel.

“Israeli Lender” has the meaning set forth in Section 11.06(b)(vii).

“Israeli Person” means any Person organized under the laws of, or resident in, or maintaining a place of business (including an office for the transfer or registration of shares) in, Israel.

“Israeli Securities Law” means the Israeli Securities Law, 1968, as amended.

“Israeli Security Agreements” means, collectively, each security and pledge agreement or debenture, in each case, dated as of the Funding Date, executed in favor of the Administrative Agent for the benefit of the Secured Parties by each of the Israeli Guarantors; and “Israeli Security Agreement” means any one of them.

“Israeli Subsidiary” means each Subsidiary organized under the laws of, or registered or maintaining a place of business (including an office for the transfer or registration of shares) in, Israel.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit C executed and delivered by a Subsidiary in accordance with the provisions of Section 7.12 or Section 7.13.

“Latest Maturity Date” means, as of any date of determination, the later of (a) the Term A Facility Maturity Date and (b) the Term B Facility Maturity Date.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof or determinations thereunder by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each Person that joins as a Lender pursuant to Section 2.14 and their respective successors and assigns.

“Lending Office” means, as to any Lender, the office address of such Lender and, as appropriate, account of such Lender set forth on Schedule 11.02 or such other address or account as such Lender may from time to time notify the Borrowers and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means, as of any date, an amount equal to Unrestricted Cash as of such date.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Term A Loan or a Term B Loan.

“Loan Documents” means this Agreement, each Note, each Joinder Agreement (or such other documents as the Administrative Agent shall reasonably request pursuant to Section 7.12 for such purpose), each Collateral Document, the Term B Facility Joinder Agreement, the Fee Letter, each Approval for Consortium Arrangement Letter, any intercreditor agreement entered into in connection with Permitted Senior Revolving Credit Indebtedness, each Qualified Subordinated Debt Subordination Agreement and any other agreement, instrument or document designated by its terms as a “Loan Document” (but specifically excluding the Warrants, the Warrant Issuance Agreement and the ROFR Side Letter).

“Loan Notice” means a notice of a Borrowing of Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Parent, each Borrower and each Guarantor. “Madryn” means Madryn Asset Management, LP, a Delaware limited partnership.

“Market Withdrawal” means a Person’s removal or correction of a distributed Product which involves a minor violation that would not reasonably be expected to be subject to legal action by the FDA or which involves no violation, e.g., normal stock rotation practices, routine equipment adjustments and repairs, etc., as that term is defined in 21 C.F.R. 7.3(j).

“Master Agreement” has the meaning set forth in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, properties, liabilities (actual or contingent) or financial condition of the Parent and its Subsidiaries taken as a whole, (b) (i) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document to which it is a party or (ii) a material impairment in the perfection or priority of the Administrative Agent’s security interests in the Collateral (except to the extent that the loss of any perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code or PPSA financing statements or continuation statements or other equivalent filings), (c) an impairment of the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party, or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contracts” has the meaning set forth in Section 6.22.

“Material IP Rights” means IP Rights that (a) are material to the operations, business, property or condition (financial or otherwise) of the Parent and its Subsidiaries or their licensee(s) or (b) the loss of which could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the Term A Facility Maturity Date and the Term B Facility Maturity Date, individually or collectively, as appropriate.

“Maximum Rate” has the meaning set forth in Section 11.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means the mortgages, debentures, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in the fee interest of any Loan Party in real property (other than Excluded Property).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Debt Issuance, Involuntary Disposition or Extraordinary Receipts, net of (a) reasonable direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition, Debt Issuance, Involuntary Disposition or Extraordinary Receipt.

“No-Action Letter” means that certain no-action letter of the Israeli Antitrust Commissioner, dated December 31, 2015, regarding “consortium arrangements”, as may be amended, restated, modified or supplemented from time to time, or any replacement thereof that hereinafter may be promulgated.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Note” or “Notes” means the Term A Notes or the Term B Notes, individually or collectively, as appropriate.

“Obligations” means (a) all advances to, and all debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. For the avoidance of doubt, the term “Obligations” shall not include the obligations of the Parent under the Warrants, the Warrant Issuance Agreement or the ROFR Side Letter.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction (including articles of association with respect to any company organized in Israel)), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction), and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Outstanding Amount” means with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date.

“Paid-in-Kind Interest” has the meaning set forth in Section 2.06(c)(i). “Parent” has the meaning set forth in the introductory paragraph hereto.

“Parent Voting Power” means the possession of the power to (a) appoint a majority of the members of the Board of Directors of the Parent and (b) otherwise direct or cause the direction of the management or policies of the Parent, which power may be held by the Permitted Holders through (x) the direct ownership, of record and beneficially, of Equity Interests of the Parent entitled to vote for members of the Board of Directors of the Parent (so long as no Person other than any Permitted Holder shall have any control of any voting of such Equity Interests), (y) Contractual Voting Power held by the Permitted Holders with respect to Equity Interests of the Parent entitled to vote for members of the Board of Directors of the Parent or (z) contractual rights held by the Permitted Holders pursuant to Section 47 of the Parent’s Articles of Association as in effect on the Effective Date (and as may be amended after the Funding Date in accordance with Section 8.12(a)).

“Participant” has the meaning set forth in Section 11.06(d).

“Patent License” means any agreement, whether written or oral, providing for the grant of any right to make, use, offer for sale, import, sell or otherwise exploit any invention, in each case, under any Patent.

“Patents” means all registered letters patent and patent applications in the United States, Canada, Israel and all other countries (and all letters patent that issue therefrom) and all reissues, reexaminations, extensions, renewals, divisions and continuations (including continuations-in-part and continuing prosecution applications) thereof, for the full term thereof, together with the right to claim the priority thereto and the right to sue for past infringement of any of the foregoing, which are owned by any Loan Party or any Subsidiary or which any Loan Party or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

“Permits” means licenses, certificates, accreditations, product clearances or approvals, provider numbers or provider authorizations, marketing authorizations, other authorizations, registrations, permits, consents and approvals required in connection with the conduct of any Loan Party’s or any Subsidiary’s business or to comply with any applicable Laws, and those issued by state governments for the conduct of any Loan Party’s or any Subsidiary’s business.

“Permitted Acquisition” means an Investment consisting of an Acquisition by a Loan Party; provided, that, (a) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a related or complementary line of business as the Parent and its Subsidiaries were engaged in on the Effective Date (or any reasonable extensions or expansions thereof), (b) no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, (c) the Administrative Agent shall have received all items in respect of the Equity Interests or property acquired in such Acquisition required to be delivered by the terms of Section 7.12 and/or Section 7.13, (d) such Acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or the shareholders (or equivalent) of the applicable Loan Party and the target of such Acquisition, (e) the Borrowers shall have delivered to the Administrative Agent pro forma financial statements for the Parent and its Subsidiaries after giving effect to such Acquisition for the twelve month period ending as of the most recent fiscal quarter end in a form satisfactory to the Administrative Agent, (f) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent any such representation and warranty expressly relates to an earlier date, in which case it shall be true and correct as of such earlier date and (g) the Acquisition Consideration paid by the Loan Parties for all such Acquisitions during the term of this Agreement shall not exceed $5,000,000 in the aggregate.

“Permitted Holders” means, without duplication, (a) Aperture Venture Partners II, L.P., Aperture Venture Partners II-A, L.P., Aperture Venture Partners II-B, L.P., Aperture Venture Partners III, L.P., Deerfield Special Situations Fund, L.P., Longitude Venture Partner II L.P., Venus Technologies Ltd. and any Controlled Investment Affiliate of any of the foregoing Persons, (b) Domenic Serafino and his Permitted Transferees and (c) Senior Management Persons of the Parent and Board Members of the Parent, in each case, for so long as such Persons are actively employed by the Parent in such capacity or serve in such capacity, as the case may be.

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Senior Revolving Credit Documents” means each agreement, instrument and document entered into by the Parent or any Subsidiary in connection with the Permitted Senior Revolving Credit Indebtedness, in each case in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, modified, extended, restated, replaced or supplemented from time to time subject to the terms and provisions of the intercreditor agreement entered into by the Administrative Agent in connection therewith.

“Permitted Senior Revolving Credit Indebtedness” means senior secured Indebtedness of one or more of the Borrowers incurred under the Permitted Senior Revolving Credit Documents which satisfies the following requirements: (a) the Borrowers shall have delivered to the Administrative Agent and the Lenders the material Permitted Senior Revolving Credit Documents prior to incurrence of the Permitted Senior Revolving Credit Indebtedness, certified by a Responsible Officer of each Borrower, (b) the Administrative Agent shall have approved the financial institution providing the Permitted Senior Revolving Credit Indebtedness (the “Permitted Senior Revolving Credit Lender”) and (c) no Subsidiary that is not a Loan Party shall Guarantee, or provide a Lien with respect to, such Indebtedness.

“Permitted Senior Revolving Credit Lender” has the meaning set forth in the definition of “Permitted Senior Revolving Credit Indebtedness.”

“Permitted Senior Revolving Credit Priority Collateral” has the meaning set forth in Section 8.03(g).

“Permitted Transfer” has the meaning set forth in the definition of “Disposition”.

“Permitted Transferees” means (a) any Person who is a lineal descendant of Domenic Serafino, (b) any spouse or sibling of Domenic Serafino and (c) any partnership, limited liability company, joint venture, association, trust or other business entity that has been or may be established or controlled by Domenic Serafino, for the benefit of, or solely owned by, Domenic Serafino or any other Person described in clauses (a) or (b) of this definition.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Period” has the meaning set forth in Section 2.06(c)(i).

“Plan” any “employee pension benefit plan,” as defined in Section 3(2) of ERISA including a plan that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Pledge Agreements” means, collectively, the U.S. Pledge Agreements and the Canadian Pledge Agreements; and “Pledge Agreement” means any one of them.

“PPSA” means the Personal Property Security Act (Ontario); provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Personal Property Security Act as in effect in a Canadian jurisdiction other than the Province of Ontario, or the Civil Code of Quebec, “PPSA” means the Personal Property Security Act as in effect from time to time in such other jurisdiction, as applicable, for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Product” means any product or service developed, manufactured, marketed, imported or offered for sale, sold, used, distributed or otherwise commercialized by any Loan Party or any Subsidiary in connection with the Businesses, including those products set forth on Schedule 1.01 (as updated from time to time in accordance with the terms of this Agreement); provided, that, if any Loan Party shall fail to comply with its obligations under this Agreement to give notice to the Administrative Agent and update Schedule 1.01 prior to manufacturing, selling, developing, testing or marketing any new product or service, any such improperly undisclosed product or service shall be deemed to be included in this definition.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period for the applicable covenant or requirement: (a)(i) with respect to any Disposition, Involuntary Disposition or sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property disposed of shall be excluded and (ii) with respect to any Acquisition or Investment, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Parent and is Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information satisfactory to the Administrative Agent, (b) any retirement of Indebtedness and (c) any incurrence or assumption of Indebtedness by any Loan Party or any Subsidiary (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided, that, Pro Forma Basis, Pro Forma Compliance and Pro Forma Effect in respect of any Specified Transaction shall be calculated in a reasonable and factually supportable manner and certified by a Responsible Officer of the Parent.

“Proposed Term Sheet” has the meaning set forth in Section 2.13(b). “Proposed Terms” has the meaning set forth in Section 2.13(b).

“Proprietary Databases” means any material non-public proprietary database or information repository that is owned by any Loan Party or any Subsidiary or that any Loan Party or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“Proprietary Software” means any proprietary software owned, licensed or otherwise used (other than any software that is generally commercially available, off-the-shelf and/or open source) including, without limitation, the object code and source code forms of such software and all associated documentation, which is owned by any Loan Party or any Subsidiary or which any Loan Party or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“Qualified Capital Stock” of any Person means any Equity Interests of such Person that are not Disqualified Capital Stock.

“Qualified Equity Offering” has the meaning set forth in the Warrant Issuance Agreement.

“Qualified Subordinated Debt” means unsecured subordinated Indebtedness of one or more Borrowers; provided, that, (a) such Indebtedness shall not mature, and no scheduled principal payments, prepayments, repurchases, redemptions or sinking fund or like payments or cash interest payments of any kind shall be required at any time on or before the 181st day following the then Latest Maturity Date at the time of incurrence of such Indebtedness, (b) such Indebtedness shall not include any financial maintenance covenants, the terms thereof shall be customary for deeply subordinated “insider” indebtedness, not more restrictive in any respect on the Loan Parties than the provisions of this Agreement and otherwise reasonably satisfactory to the Administrative Agent in all respects, (c) the terms of subordination applicable to such Indebtedness shall be reasonably satisfactory to the Administrative Agent (and the Administrative Agent, on the one hand, and the holders of such Indebtedness, on the other hand, shall have entered into a Qualified Subordinated Debt Subordination Agreement with respect thereto), (d) the Obligations shall be designated as “Designated Senior Debt” (and no other obligations shall be so designated) for all purposes of such Indebtedness, (e) the Loan Parties shall have delivered to the Administrative Agent certified copies of all documents and other agreements entered into in connection with such Indebtedness (collectively with the Qualified Subordinated Debt Subordination Agreement, the “Qualified Subordinated Debt Documents”), (f) no Default or Event of Default (other than the Event of Default under Section 8.16(a) giving rise to the Cure Right) shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom (and the Loan Parties shall deliver a certificate to the Administrative Agent certifying to the satisfaction of this condition), (g) the aggregate outstanding principal amount of all such Indebtedness shall not exceed $10,000,000 at any one time outstanding and (h) such Indebtedness shall only be incurred in connection with the exercise of a Cure Right and shall be subject to the limitations set forth in Section 8.16(b).

“Qualified Subordinated Debt Documents” has the meaning set forth in the definition of “Qualified Subordinated Debt”.

“Qualified Subordinated Debt Subordination Agreement” means any subordination agreement in form and substance satisfactory to the Administrative Agent that is entered into by the Administrative Agent, on the one hand, and the providers of the Qualified Subordinated Debt, on the other hand.

“Qualifying Control Agreement” means an agreement among a Loan Party, a depository institution or securities intermediary and the Administrative Agent, which agreement is in form and substance reasonably satisfactory to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the Uniform Commercial Code) or dominion, in each case, over the deposit account(s) or securities account(s) described therein.

“Qualifying IPO” means an underwritten primary public offering of shares of the common stock of the Parent pursuant to an effective registration statement filed with the SEC on Form S-1 in accordance with the Securities Act so long as (a) such Equity Interests are listed on a nationally recognized stock exchange in the United States, (b) upon giving effect to such offering, the Parent remains an Israeli corporation and the security interests granted to the Administrative Agent pursuant to the Collateral Documents are not impaired in any material manner and (c) the aggregate gross cash proceeds received by the Parent from such offering (without deducting underwriting discounts, expenses and commissions) are at least $35,000,000.

“Real Property Security Documents” means with respect to the fee interest of any Loan Party in any real property (other than Excluded Property):

(a) a fully executed and notarized Mortgage encumbering the fee interest of such Loan Party in such real property;

(b) if requested by the Administrative Agent in its sole discretion, maps or plats of an as-built survey of the sites of such real property certified to the Administrative Agent and the title insurance company issuing the policies referred to in clause (c) of this definition in a manner reasonably satisfactory to each of the Administrative Agent and such title insurance company, dated a date satisfactory to each of the Administrative Agent and such title insurance company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2011 with items 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(a), 13, 14, 16,17, 18 and 19 on Table A thereof completed;

(c) ALTA mortgagee title insurance policies issued by a title insurance company acceptable to the Administrative Agent with respect to such real property, assuring the Administrative Agent that the Mortgage covering such real property creates a valid and enforceable first priority mortgage lien on such real property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and shall include such endorsements as are reasonably requested by the Administrative Agent;

(d) evidence as to (i) whether such real property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (ii) if such real property is a Flood Hazard Property, (A) whether the community in which such real property is located is participating in the National Flood Insurance Program, (B) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (1) as to the fact that such real property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of insurance policies or certificates of insurance of the Parent and its Subsidiaries evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent and its successors and/or assigns as sole loss payee on behalf of the Secured Parties;

(e) if requested by the Administrative Agent in its sole discretion, an environmental assessment report, as to such real property, in form and substance and from professional firms reasonably acceptable to the Administrative Agent;

(f) if requested by the Administrative Agent in its reasonable discretion, evidence reasonably satisfactory to the Administrative Agent that such real property, and the uses of such real property, are in compliance in all material respects with all applicable zoning laws (the evidence submitted as to which should include the zoning designation made for such real property, the permitted uses of such real property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks); and

(g) if requested by the Administrative Agent in its sole discretion, an opinion of legal counsel to the Loan Party granting the Mortgage on such real property, addressed to the Administrative Agent and each Lender, in form and substance reasonably acceptable to the Administrative Agent.

“Recipient” means the Administrative Agent, any Lender, and any other recipient of any payment by or on account of any obligation of any Loan Party under any Loan Document.

“Register” has the meaning set forth in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, sub-advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Permit” means (a) a Permit issued or required under Laws applicable to the business of any Loan Party or any Subsidiary or necessary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of any Product under Laws applicable to the business of any Loan Party or any Subsidiary including any permit issuing from any Drug or Device Application (including without limitation, at any point in time, all licenses, approvals and permits issued by the FDA, Health Canada or any other applicable Governmental Authority necessary for the testing, manufacture, marketing or sale of any Product by any Loan Party or any Subsidiary as such activities are being conducted by any Loan Party or such Subsidiary with respect to such Product at such time), and (b) a Permit issued by any Person from which any Loan Party or any Subsidiary has, as of the Effective Date, received an accreditation.

“Responsible Officer” means the chief executive officer, president, general counsel, senior vice president of finance or chief financial officer, in each case, of a Loan Party and, solely for purposes of the delivery of certificates pursuant to Sections 5.02, 7.12 or 7.13, also any secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted” means, when referring to cash or Cash Equivalents of the Loan Parties, that such cash or Cash Equivalents (a) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Parent and its Subsidiaries as determined in accordance with GAAP, or (b) are subject to any Lien in favor of any Person (other than bankers’ liens and rights of setoff) other than the Administrative Agent for the benefit of the Secured Parties.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding and (d) any payment made to holders of Convertible Bond Indebtedness in excess of the sum of (i) the original principal (or notional) amount thereof and interest thereon and (ii) to the extent not permissible to be satisfied with shares of common stock, customary redemption, mandatory conversion or similar premiums, if any.

“ROFR Side Letter” means that certain letter agreement dated as of the Funding Date by and between the Parent and the Lenders from time to time party thereto with respect to the purchase of certain Equity Interests of the Parent in connection with a sale of the Equity Interests of the Parent.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of McGraw-Hill Financial, Inc., and any successor thereto.

“Safety Notices” has the meaning set forth in Section 6.23(a)(ix).

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any sanction administered or enforced by the United States government (including, without limitation, OFAC), the Canadian government, the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders and the Indemnitees.

“Securities Act” means the Securities Act of 1933.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreements” means, collectively, the U.S. Security Agreement, the U.S. IP Security Agreement, the Canadian Security Agreements, the Canadian IP Security Agreement and the Israeli Security Agreements; and “Security Agreement” means any one of them.

“Senior Management Persons” means the collective reference to Greg Van Staveren, Boris Vynberg, Kevin Skule, Franklin Tello, David Walden and Aharon Edoute; and “Senior Management Person” means any one of them.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specific Exemption” means a specific exemption obtained by one or more Lenders pursuant to Section 14 of the Israeli Restrictive Trade Practices Law, 1988, or any amendment or replacement thereof.

“Specified Contract Revenue Application” has the meaning set forth in Section 8.16(b)(i).

“Specified Cure Contribution” has the meaning set forth in Section 8.16(b)(i).

“Specified Transaction” means (a) any Acquisition, any Disposition, any sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, any Involuntary Disposition, or any Investment that results in a Person becoming a Subsidiary, in each case, whether by merger, amalgamation, consolidation or otherwise or any incurrence or repayment of Indebtedness or (b) any other event that by the terms of the Loan Documents requires Pro Forma Compliance with a test or covenant, calculation as to Pro Forma Effect with respect to a test or covenant or requires such test or covenant to be calculated on a Pro Forma Basis.

“Subscription Agreement” means any duly executed and effective Services Agreement (in substantially the form of the Services Agreements provided to the Administrative Agent prior to the Effective Date) pursuant to which the Parent or any Subsidiary (a) sells, leases, licenses, transfers or otherwise disposes of inventory in the ordinary course of business in a transaction permitted by Section 8.08(a) and (b) earns, or will earn, Consolidated Revenues.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Taxes” has the meaning set forth in Section 3.01(a).

“Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans made by each of the Term A Lenders pursuant to Section 2.01(a).

“Term A Commitment” means, as to each Term A Lender, its obligation to make a Term A Loan to Venus USA pursuant to Section 2.01(a), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term A Commitments of all of the Term A Lenders as in effect on the Effective Date is THIRTY-FIVE MILLION DOLLARS ($35,000,000).

“Term A Facility” means, at any time, (a) on or prior to the Funding Date, the aggregate amount of the Term A Commitments at such time and (b) thereafter, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time.

“Term A Facility Maturity Date” means September 30, 2022.

“Term A Lender” means (a) at any time on or prior to the Funding Date, any Lender that has a Term A Commitment at such time and (b) at any time after the Funding Date, any Lender that holds one or more Term A Loans at such time.

“Term A Loan” means an advance made by any Term A Lender under the Term A Facility. “Term A Note” has the meaning set forth in Section 2.09.

“Term B Borrowing” means a borrowing consisting of simultaneous Term B Loans made by each of the Term B Lenders pursuant to Section 2.01(b).

“Term B Commitment” means, as to each Term B Lender, its commitment to make a Term B Loan to the applicable Borrower, in the principal amount set forth opposite such Lender’s name in the Term B Facility Joinder Agreement. The aggregate principal amount of the Term B Commitments of all of the Term B Lenders shall not exceed THIRTY-FIVE MILLION DOLLARS ($35,000,000).

“Term B Facility” means, at any time, (a) after the institution of the Term B Facility in accordance with Section 2.14 but prior to the funding of the Term B Loans, the aggregate amount of the Term B Commitments at such time and (b) thereafter, the aggregate principal amount of the Term B Loans of all Term B Lenders outstanding at such time.

“Term B Facility Joinder Agreement” means a joinder agreement, substantially in the form of Exhibit G, executed and delivered in accordance with the provisions of Section 2.14.

“Term B Facility Maturity Date” shall be as set forth in the Term B Facility Joinder Agreement.

“Term B Lender” means each of the Persons identified as a “Term B Lender” in the Term B Facility Joinder Agreement, together with their respective successors and assigns.

“Term B Loan” means an advance made by any Term B Lender under the Term B Facility.

“Term B Note” has the meaning set forth in Section 2.09.

“Threshold Amount” means $250,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments of such Lender at such time and the Outstanding Amount of all Loans of such Lender at such time.

“Trademark License” means any agreement, written or oral, providing for the grant of any right to use any Trademark.

“Trademarks” means all statutory and common-law trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications to register in connection therewith, under the laws of the United States, any state thereof, Canada, Israel or any other country or any political subdivision thereof, or otherwise, for the full term and all renewals thereof, which are owned by any Loan Party or any Subsidiary or which any Loan Party or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“Trade Secrets” means any data or information that is not commonly known by or available to the public and which (a) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use, (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy and (c) which are owned by any Loan Party or any Subsidiary or which any Loan Party or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“Transformative Acquisition” means an Acquisition designated by the Borrower as the “Transformative Acquisition,” which designation must be approved by the Administrative Agent in its sole and absolute discretion; provided, that, if the Borrower would like to designate an Acquisition as the “Transformative Acquisition,” the Borrower shall provide written notice to the Administrative Agent to that effect (including such other documents and certificates as the Administrative Agent shall require in connection therewith), and within twenty (20) Business Days after receipt thereof, the Administrative Agent shall inform the Borrower by written notice whether it approves such Acquisition as the “Transformative Acquisition.”

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means, at any time, the aggregate cash (which shall include, for the avoidance of doubt, cash of the Loan Parties in deposit accounts) and Cash Equivalents of the Loan Parties (without duplication) that are not Restricted at such time.

“U.S. IP Security Agreement” means the Intellectual Property Security Agreement dated as of the Funding Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by the Parent, with respect to its U.S. intellectual property.

“U.S. Loan Party” means any Loan Party that is organized under the laws of any state of the United States or the District of Columbia.

“U.S. Pledge Agreements” means the collective reference to (a) the pledge agreement dated as of the Funding Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by each of the U.S. Loan Parties and (b) the pledge agreement dated as of the Funding Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by the Parent with respect to the pledge of its Equity Interests in Venus USA; and “U.S. Pledge Agreement” means any one of them.

“U.S. Security Agreement” means the security agreement dated as of the Funding Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by each of the U.S. Loan Parties.

“VAT” means a consumption or value-added tax (Israeli or other foreign), including any similar Tax which may be imposed in place thereof from time to time.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Warrant Issuance Agreement” means that certain Warrant Issuance Agreement, dated as of the Funding Date by and between the Parent and the Lenders.

“Warrant Issuance Agreement Covenants” means the covenants set forth in Sections 3.2.4, 6.6 and 6.14 of the Warrant Issuance Agreement.

“Warrants” means, collectively, the A Warrants, the B Warrants, the C Warrants and any other warrants (or similar securities) issued by the Parent (or any parent company thereof) in connection with the Investment Documents.

“Website Agreements” means all agreements between any Loan Party and/or any Subsidiary and any other Person pursuant to which such Person provides any services relating to the hosting, design, operation, management or maintenance of any Website, including without limitation, all agreements with any Person providing website hosting, database management or maintenance or disaster recovery services to any Loan Party and/or any Subsidiary and all agreements with any domain name registrar, as all such agreements may be amended, supplemented or otherwise modified from time to time.

“Websites” means all websites that any Loan Party or any Subsidiary shall operate, manage or control through a Domain Name, whether on an exclusive basis or a nonexclusive basis, including, without limitation, all content, elements, data, information, materials, hypertext markup language (HTML), software and code, works of authorship, textual works, visual works, aural works, audiovisual works and functionality embodied in, published or available through each such website and all intellectual property and proprietary rights in each of the foregoing.

“Wholly Owned Subsidiary” means, as to any Person, (a) any corporation one hundred percent (100%) of whose Equity Interests (other than directors’ qualifying shares or Equity Interests that are required to be held by another person in order to satisfy a foreign requirement of Law prescribing an equity owner resident in the local jurisdiction) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a one hundred percent (100%) equity interest at such time. Unless otherwise specified, all references herein to a “Wholly Owned Subsidiary” or to “Wholly Owned Subsidiaries” shall refer to a Wholly Owned Subsidiary or Wholly Owned Subsidiaries of the Parent.

“Withholding Agent” means any Loan Party, the Administrative Agent and any other Person required by applicable Law to withhold or deduct amounts from a payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Work” means any work or subject matter that is subject to protection pursuant to Title 17 of the United States Code.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Investment Document, unless otherwise specified herein or in such other Investment Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”

Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions set forth herein or in any other Investment Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Investment Document, shall be construed to refer to such Investment Document in its entirety and not to any particular provision thereof, (iv) all references in any Investment Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Investment Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions or determinations consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and with regard to Israeli law, unless the context requires otherwise, shall also refer (x) any applicable treaty, rule, official directive, request or guideline of any governmental, fiscal, monetary or regulatory body, agency, department or regulatory, self-regulatory or other authority or organization, whether or not having the force of law (but if not having the force of law, one which applies generally to the class or category of financial institutions of which any Lender or the Administrative Agent forms a part and compliance with which is in accordance with the general practice of those financial institutions), including the instructions of the Israeli Supervisor of Banks with respect to proper conduct of Israeli banking affairs (“Hora’ot Nihul Bankai Takin”) if applicable to any such Person and (y) any applicable decision of any competent court or other judicial body, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Investment Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Investment Document.

(d) Without prejudice to the generality of any provision of this Agreement, for all other purposes pursuant to which the interpretation or construction of this Agreement, any Collateral Document or any other Investment Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property” and an “easement” shall be deemed to include a “servitude”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest”, “lien”, “mortgage” and “charge” shall be deemed to include a “hypothec”, (vi) all references to filing, registering or recording financing statements shall be deemed to include publication under the Civil Code of Quebec, and all references to releasing any lien shall be deemed to include a release, discharge and mainlevée of a hypothec, (vii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (viii) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (ix) an “agent” shall be deemed to include a “mandatary”.

(e) With regard to any Israeli Person (including any Israeli Guarantor), the “winding-up,” “bankruptcy,” “dissolution” or “administration” of a Person shall include that such Person (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger), (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (iii) makes a general assignment, arrangement or composition with or for the benefit of creditors, (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any Debtor Relief Law, including a freeze order (Hakpa’at Halichim), or a petition is presented for its winding-up, liquidation or freeze of proceedings and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained, in each case, within sixty (60) days of the institution or presentation thereof, (v) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger), (vi) seeks or becomes subject to the appointment of an administrator, special manager, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or substantially all of its assets, (vii) has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets and such secured party maintains such possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within sixty (60) days thereafter, (viii) causes or is subject to any event with respect to which, under the applicable laws of any jurisdiction has an analogous effect to any of the events described in any of the preceding clauses (i) through (vii) or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the events described in any of the foregoing clauses (i) through (viii).

1.03 Accounting Terms.

(a) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein; provided, however, that, calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Loan Parties in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease. Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. The Loan Parties will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly financial statement delivered in accordance with Section 7.01. If at any time any change in GAAP would affect the computation of any financial requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Loan Parties shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Consolidation of Variable Interest Rate Entities. All references herein to consolidated financial statements of the Parent and its Subsidiaries or to the determination of any amount for the Parent and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Parent is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity was a Subsidiary as defined herein.

(d) Pro Forma Calculations. Notwithstanding anything to the contrary contained herein, all calculations of the financial covenant set forth in Section 8.16(a) shall be made on a Pro Forma Basis with respect to all Specified Transactions occurring during the applicable period to which such calculation relates.

1.04 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time in the United States (daylight or standard, as applicable).

1.05 Transformative Acquisition.

Contemporaneously with the consummation of the Transformative Acquisition, the Loan Parties, the Administrative Agent and the Lenders agree to enter into such amendments and modifications to this Agreement and the other Loan Documents as the Administrative Agent and the Loan Parties shall mutually agree are necessary or desirable in light of the expanded size, scope and/or geography of the businesses of the Loan Parties and their Subsidiaries. For the avoidance of doubt, no such amendments or modifications shall be effective unless and until they are adopted pursuant to a written agreement entered into in accordance with Section 11.01.

ARTICLE II

THE COMMITMENTS

2.01 Commitments and Warrants.

(a) Term A Borrowing. Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make (or cause to be made) a single loan to Venus USA, in Dollars, on the Funding Date in an aggregate amount not to exceed such Term A Lender’s Term A Commitment. The Term A Borrowing shall consist of Term A Loans made (or caused to be made) simultaneously by the Term A Lenders in accordance with their respective Term A Commitments. Term A Borrowings repaid or prepaid may not be reborrowed.

(b) Term B Borrowing. Subject to Section 2.14 and the other terms and conditions set forth herein (it being understood and agreed, for the avoidance of doubt, that no Lender shall have any Term B Commitment unless and until such Lender agrees thereto in the Term B Facility Joinder Agreement), each Term B Lender severally agrees to make a single loan to the Borrowers, in Dollars, on the effective date of the Term B Facility Joinder Agreement, in an aggregate amount not to exceed such Term B Lender’s Term B Commitment. The Term B Borrowing shall consist of Term B Loans made simultaneously by the Term B Lenders in accordance with their respective Term B Commitments. Term B Borrowings repaid or prepaid may not be reborrowed.

(c) Treasury Regulations. The Parent, the Borrowers and Lenders hereby acknowledge and agree that, for United States income tax purposes, for an aggregate purchase price of $35,000,000, (i) the Lenders shall make the Term A Loans to the Borrowers and (ii) the Parent shall sell to, and the Lenders shall purchase from the Parent, the A Warrants, the B Warrants and the C Warrants (if any), in each case, in the respective amounts and purchase prices set forth opposite each Lender’s name on Schedule 2.01. Furthermore, the Parent, the Borrowers and the Lenders hereby acknowledge and agree that (i) the issue price (within the meaning of Section 1273(b) of the Internal Revenue Code) of the Term A Loans is determined pursuant to Section 1272-1275 of the Code and the Treasury Regulations thereunder and (ii) for United States federal income tax purposes, the issue price of the A Warrants, the B Warrants and the C Warrants (if any) within the meaning of Section 1273(b) of the Internal Revenue Code, which issue price was determined pursuant to Section 1.1273-2(h)(1) of the Treasury Regulations, is equal to $0. The parties hereto agree to report all income tax matters with respect to the making of the Loans and the Warrants consistent with the provisions of this Section 2.01(c) unless otherwise required due to a change in applicable Law.

2.02 Borrowings.

(a) Each Borrowing shall be made upon the applicable Borrower’s irrevocable notice (in the form of a written Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower) to the Administrative Agent, which must be given not later than 11:00 a.m. at least fifteen (15) Business Days (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion) in advance of the requested date of any Borrowing. Each Loan Notice shall specify (i) the requested date of the Borrowing (which shall be a Business Day), (ii) the applicable Facility under which such Borrower is requesting a Borrowing and (iii) the principal amount of Loans to be borrowed.

(b) Following receipt of a Loan Notice for a Facility, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under such Facility of the applicable Loans. Each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.03 and Section 5.04 (and, if such Borrowing is the initial Borrowing, Section 5.01 and Section 5.02), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and acceptable to) the Administrative Agent by the applicable Borrower. Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that, with respect to the Term A Loans to be advanced by the Lenders on the Funding Date, any such Lender may make all or any portion of any such Term A Loan by causing one or more of its partners (limited or general) to advance such Term A Loan (or any portion thereof) directly (i.e., not advance all or any portion of the amount of such Loan first to such Lender or to the Administrative Agent) to Venus USA and/or the lenders under the Existing Credit Agreement in accordance with the terms of the letter of direction and funds flow memorandum delivered pursuant to Section 5.02. Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree, for the avoidance of doubt, that notwithstanding any such direct disbursement of all or any portion of Term A Loans by one or more partners of Visium Healthcare Partners, LP on the Funding Date, Visium Healthcare Partners, LP shall be the “Lender” for all purposes of the Loan Documents with respect to all Term A Loans (and all portions thereof) advanced on the Funding Date, unless and until Visium Healthcare Partners, LP assigns its interests in such Term A Loans in accordance with Section 11.06.

2.03 Prepayments.

(a) Voluntary Prepayments. Subject to the payment of any prepayment premium as required under Section 2.03(e) and any other fees or amounts payable hereunder at such time, the Borrowers may, upon notice from the applicable Borrower to the Administrative Agent, voluntarily prepay the Loans, in whole or in part; provided, that, (i) such notice must be received not later than 11:00 a.m. three (3) Business Days prior to the date of prepayment, (ii) any such prepayment shall only be made on an Interest Payment Date (it being understood that the requirement set forth in this clause (ii) shall not be applicable to any voluntary prepayment in full of the aggregate Outstanding Amount of the Loans) and (iii) any such prepayment shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by a Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment pursuant to this Section 2.03(a) shall be accompanied by (x) all accrued interest on the principal amount of the Loans prepaid, (y) the prepayment premium required under Section 2.03(e) and (z) all fees, costs, expenses, indemnities and other amounts due and payable hereunder at the time of prepayment. Each such prepayment shall be applied ratably to the Term A Facility and the Term B Facility and to the principal repayment installments thereof in the inverse order of maturity. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(b) Mandatory Prepayments.

(i) Dispositions and Involuntary Dispositions. The Borrowers shall promptly (and in any event, within three (3) Business Days) prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of any Disposition or Involuntary Disposition received by any Loan Party or any Subsidiary to the extent (x) such Net Cash Proceeds are not reinvested in Eligible Assets within one hundred and eighty (180) days of the date of such Disposition or Involuntary Disposition and (y) after crediting all such reinvestments made during such one hundred and eighty (180) day period, the aggregate Net Cash Proceeds of all Dispositions and Involuntary Dispositions received by the Loan Parties and their Subsidiaries in any fiscal year exceeds $200,000 in the aggregate (plus, for any fiscal year, the total unused amount of such basket in the immediately preceding fiscal year)). Any prepayment pursuant to this clause (i) shall be applied as set forth in clause (iv) below.

(ii) Extraordinary Receipts. The Borrowers shall promptly (and, in any event, within three (3) Business Days) prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of any Extraordinary Receipt received by any Loan Party or any Subsidiary to the extent (x) such Net Cash Proceeds are not reinvested in Eligible Assets within three hundred and sixty (360) days of the date of such receipt and (y) after crediting all such reinvestments made during such three hundred and sixty (360) day period, the aggregate Net Cash Proceeds of all Extraordinary Receipts received by the Loan Parties and their Subsidiaries exceeds $200,000 in the aggregate (plus, for any fiscal year, the total unused amount of such basket in the immediately preceding fiscal year)). Any prepayment pursuant to this clause (ii) shall be applied as set forth in clause (iv) below.

(iii) Debt Issuance. The Borrowers shall immediately upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, prepay the Loans in an aggregate amount equal to 100% of such Net Cash Proceeds. Any prepayment pursuant to this clause (iii) shall be applied as set forth in clause (iv) below.

(iv) Application of Mandatory Prepayments. All payments under this Section 2.03(b) shall be applied first to all fees, costs, expenses, indemnities and other amounts due and payable hereunder, then proportionately (based on the relation of such amounts to the total amount of the relevant payment under this Section 2.03(b)) to the payment or prepayment (as applicable) of the following amounts of the Loans: default interest, if any, prepayment premium required by Section 2.03(e), accrued interest and principal. Each such prepayment shall be applied ratably to the Term A Facility and the Term B Facility and to the principal repayment installments thereof in the inverse order of maturity. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(c) Change of Control. Upon the occurrence of a Change of Control, the Borrowers shall, at the direction of the Required Lenders, and may, at their option upon three (3) Business Days’ prior written notice from the Borrowers to the Administrative Agent, prepay the Outstanding Amount of the Loans together with all accrued and unpaid interest thereon plus the prepayment premium required by Section 2.03(e) plus all other Obligations (other than contingent indemnification obligations for which no claim has been asserted). Each such direction or notice shall specify the date and amount of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each prepayment under this Section 2.03(c) shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(d) Applicable High Yield Discount Obligation Payments. On any Interest Payment Date following the fifth (5th) anniversary of the date of incurrence of the applicable Loan (the “Incurrence Date”), if the aggregate amounts which would be includible in gross income of the Lenders with respect to the applicable Loan for all periods ending on or before such Interest Payment Date (within the meaning of Section 163(i) of the Internal Revenue Code) (the “Aggregate Accrual”) would exceed an amount equal to the sum of (x) the aggregate amount of interest to be paid (within the meaning of Section 163(i) of the Internal Revenue Code) on the applicable Loan on or before such Interest Payment Date (determined without regard to the amounts payable on such Interest Payment Date under this Section 2.03(d)) and (y) the product of (A) the issue price (as defined in Sections 1273(b) and 1274(a) of the Internal Revenue Code) of the applicable Loan and (B) the yield to maturity (interpreted in accordance with Section 163(i) of the Internal Revenue Code) of the applicable Loan (such sum, the “Maximum Accrual”), then the Borrowers shall mandatorily pay to the Lenders ratably in cash, on each Interest Payment Date following the fifth (5th) anniversary of the Incurrence Date, an amount equal to the excess, if any, of the Aggregate Accrual over the Maximum Accrual and the amount of such payment shall be treated for purposes of Section 163(i) of the Internal Revenue Code as interest paid under the applicable Loan. Notwithstanding anything to the contrary contained herein, all such payments shall be made to the Lenders on an equal and ratable basis. Each such prepayment shall be applied to the Loans of the Lenders in accordance with the respective Applicable Percentages in respect of each of the relevant Facilities.

(e) Prepayment Premiums. If all or any portion of the Loans are prepaid, or required to be prepaid, pursuant to this Section 2.03, Article IX or otherwise, then, in all cases, the

Borrowers shall pay to the Lenders, for their respective ratable accounts, on the date on which such prepayment is paid or required to be paid, in addition to the other Obligations so prepaid or required to be prepaid, a prepayment premium equal to: (i) with respect to any prepayment paid or required to be paid on or prior to March 31, 2017, twenty-six percent (26.00%) of the principal amount of the Loans prepaid or required to be prepaid, (ii) with respect to any prepayment paid or required to be paid after March 31, 2017 but on or prior to September 30, 2017, twenty percent (20.00%) of the principal amount of the Loans prepaid or required to be prepaid, (iii) with respect to any prepayment paid or required to be paid after September 30, 2017 but on or prior to March 31, 2018, thirteen percent (13.00%) of the principal amount of the Loans prepaid or required to be prepaid, (iv) with respect to any prepayment paid or required to be paid after March 31, 2018 but on or prior to September 30, 2018, nine percent (9.00%) of the principal amount of the Loans prepaid or required to be prepaid, (v) with respect to any prepayment paid or required to be paid after September 30, 2018 but on or prior to September 30, 2019, six and one-half percent (6.50%) of the principal amount of the Loans prepaid or required to be prepaid, (vi) with respect to any prepayment paid or required to be paid after September 30, 2019 but on or prior to September 30, 2020, three and one-quarter percent (3.25%) of the principal amount of the Loans prepaid or required to be prepaid, (vii) with respect to any prepayment paid or required to be paid after September 30, 2020 but on or prior to September 30, 2021, one and one-eighth percent (1.125%) of the principal amount of the Loans prepaid or required to be prepaid and (viii) with respect to any prepayment thereafter, zero percent (0.00%) of the principal amount of the Loans prepaid or required to be prepaid.

2.04 Termination or Reduction of Commitments.

(a) Voluntary. The Borrowers may, upon notice to the Administrative Agent, terminate in full the Commitments under any Facility, or from time to time permanently reduce the Commitments under any Facility; provided, that: (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. Upon any termination or reduction of the Commitments under a Facility, the Commitments of each Appropriate Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.

(b) Mandatory. The Commitments under a Facility shall be automatically and permanently reduced to zero on the date of the Borrowing under such Facility pursuant to Section 2.01. Upon any reduction of the Commitments under a Facility, the Commitments of each Appropriate Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.

2.05 Repayment of Loans.

(a) Term A Facility.

The Borrowers shall repay the outstanding principal amount of the Term A Loans in installments on the dates set forth below, in each case, in the respective amounts set forth in the table below (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03), unless accelerated sooner pursuant to Section 9.02:

Payment Dates	Principal Amortization Payment (% of Principal Amount of Term A Facility Outstanding on September 30, 2019)
December 31, 2019	8.333333333%
March 31, 2020	8.333333333%
June 30, 2020	8.333333333%
September 30, 2020	8.333333333%
December 31, 2020	8.333333333%
March 31, 2021	8.333333333%
June 30, 2021	8.333333333%
September 30, 2021	8.333333333%
December 31, 2021	8.333333333%
March 31, 2022	8.333333333%
June 30, 2022	8.333333333%
Term A Facility Maturity Date	Outstanding Principal Balance of Term A Loans

provided, however, that, (x) the final principal repayment installment of the Term A Loans shall be repaid on the Term A Facility Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term A Loans outstanding on such date and (y) if any principal repayment installment to be made by any Borrower shall come due on a day other than a Business Day, such principal repayment installment shall be due on the first immediately preceding Business Day.

(b) Term B Facility.

The Borrowers shall repay the outstanding principal amount of the Term B Loans in installments on the dates and in the amounts set forth in the Term B Facility Joinder Agreement (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03), unless accelerated sooner pursuant to Section 9.02; provided, that, (x) the final principal repayment installment of the Term B Loans shall be repaid on the Term B Facility Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term B Loans outstanding on such date and (y) if any principal repayment installment to be made by any Borrower shall come due on a day other than a Business Day, such principal repayment installment shall be due on the first immediately preceding Business Day.

2.06 Interest.

(a) Pre-Default Rate. Subject to the provisions of subsection (b) below, each Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date thereof, at a rate per annum equal to thirteen percent (13.00%) per annum (the “Interest Rate”).

(b) Default Rate. (i) Upon the occurrence and during the existence of any Event of Default, all outstanding Obligations shall thereafter bear interest at an interest rate per annum at all times equal to the Interest Rate four percent (4.00%) per annum (the “Default Rate”), to the fullest extent permitted by applicable Laws and (ii) accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable in cash on demand.

(c) Paid-In-Kind Interest.

(i) Beginning with the first (1st) Interest Payment Date to occur after the Funding Date and continuing through and including the twelfth (12th) Interest Payment Date to occur after the Funding Date (the “PIK Period”), so long as (x) no Event of Default has occurred and is continuing as of any such Interest Payment Date and (y) the Borrowers have not notified the Administrative Agent in writing prior to such Interest Payment Date that they intend to pay all interest due on such Interest Payment Date in cash, (A) a portion of the interest accruing on the Loans at the rate of nine percent (9.00%) per annum (the “Cash Pay Interest”) shall be due and payable in cash in arrears on each such Interest Payment Date and (B) the portion of the interest accruing on the Loans in excess of the Cash Pay Interest (such portion, the “Paid-in-Kind Interest”) shall be due and payable on each such

Interest Payment Date by adding such Paid-in-Kind Interest to the outstanding principal amount of the applicable Loans on such Interest Payment Date. For the avoidance of doubt, if prior to any Interest Payment Date occurring during the PIK Period the Borrowers have notified the Administrative Agent in writing prior to such Interest Payment Date that they intend to pay all interest due on such Interest Payment Date in cash or, if any Event of Default has occurred and is continuing as of any such Interest Payment Date, all interest accruing on the Loans shall be due and payable in cash in arrears on such Interest Payment Date.

(ii) Any and all such Paid-in-Kind Interest so added to the principal amount of the Loans shall constitute and increase the principal amount of the Loans for all purposes under this Agreement, including without limitation, for purposes of calculating any prepayment premium under Section 2.03(e) and shall bear interest in accordance with this Section 2.06. Upon the occurrence and during the continuation of any Event of Default during the PIK Period, all interest accruing on the Loans shall be due and payable in cash in arrears on each Interest Payment Date and at such other times as may be specified herein.

(d) Interest Generally. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.

The Borrowers shall pay to the Administrative Agent and the Lenders, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08 Computation of Interest.

(a) All computations of interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which such Loan or such portion is paid.

(b) For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

2.09 Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall (i) in the case of the Term A Loans, be in the form of Exhibit B-1 (a “Term A Note”) and (ii) in the case of the Term B Loans, be in the form of Exhibit B-2 (a “Term B Note”). Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.10 Payments Generally.

(a) General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Subject to Section 9.03, all payments of principal, interest, prepayment premiums and fees on the Loans and all other Obligations payable by any Loan Party under the Loan Documents shall be due, without any presentment thereof, directly to the Lenders, at the respective Lending Offices of the Lenders; provided, that, if at the time of any such payment a Lender is a Defaulting Lender, such Defaulting Lender’s pro rata share of such payment shall be made directly to the Administrative Agent. The Loan Parties will make such payments in Dollars, in immediately available funds not later than 2:00 p.m. on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as the Lenders may from time to time direct in writing. All payments received by the Lenders after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the first immediately preceding Business Day.

(b) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c).

(c) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(d) Accounts Established with or at the Direction of a Lender. To the extent required under Israeli Law or under any internal compliance policy of a Lender, a Lender shall be entitled to require any Borrower or any Guarantor, as applicable, to establish a bank account with or at the direction such Lender (or an Affiliate thereof) prior to the making of any Loan or issuing credit hereunder in any form, in each case on customary terms and conditions.

2.11 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or otherwise, obtain payment in respect of any principal of or interest on its portion of any of the Loans or prepayment premium in connection therewith resulting in such Lender’s receiving payment of a proportion of the aggregate amount of the Loans and accrued interest thereon and prepayment premium in connection therewith greater than its pro rata share thereof as provided herein, then the Lender shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the portions of the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, accrued interest on and prepayment premium in connection with their respective portions of the Loans and other amounts owing them; provided, that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.11 shall not be construed to apply to (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its portion of the Loans to any assignee or participant, other than an assignment to any Loan Party or any Subsidiary (as to which the provisions of this Section 2.11 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.12 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or any other amount received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 5.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.12(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrowers and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.13 Right of First Offer.

(a) If the Parent or any Subsidiary contemplates undertaking a Debt Issuance, then, not less than forty-five (45) Business Days prior to the proposed date of such Debt Issuance, the Borrowers shall provide written notice (a “Debt Issuance Notice”) thereof to the Administrative Agent (who shall promptly deliver such Debt Issuance Notice to the Lenders), and shall deliver promptly such information concerning the Debt Issuance to the Administrative Agent (who shall promptly deliver such information to the Lenders) as the Lenders may reasonably request.

(b) For a period of thirty (30) Business Days (the “Exclusivity Period”) after receipt by the Administrative Agent of a Debt Issuance Notice, the Lenders shall have the exclusive option, but not the obligation, to propose the material terms and conditions (the “Proposed Terms”) under which they would be willing to provide such Debt Issuance by delivering written notice (a “Proposed Term Sheet”) thereof to the Borrowers, setting forth such Proposed Terms. Failure by the Lenders to deliver a Proposed Term Sheet within the applicable Exclusivity Period shall be deemed an election by the Lenders not to provide the Debt Issuance. If the Lenders deliver a Proposed Term Sheet to the Borrowers, neither the Parent nor any Subsidiary may then undertake any such Debt Issuance with any other Person except on economic terms that are more favorable (taken as a whole) to the Parent or such Subsidiary than the Proposed Terms; provided, that, prior to undertaking any such Debt Issuance with any other Person, the Parent or such Subsidiary shall provide the Lenders with at least ten (10) Business Days’ notice thereof (and such information with respect thereto as the Lenders shall reasonably request) and afford the Lenders a period of five (5) Business Days thereafter to propose a Proposed Term Sheet containing economic terms at least as favorable to the Parent or such Subsidiary as the economic terms of such Debt Issuance.

2.14 Term B Facility.

At any time on or after the Effective Date but prior to the earlier to occur of (x) March 31, 2017 and (y) the Facility Termination Date, upon prior written notice by the Borrowers to the Administrative Agent, the Borrowers may institute the Term B Facility in an aggregate amount not to exceed THIRTY-FIVE MILLION DOLLARS ($35,000,000); provided, that,

(a) the Borrowers shall have obtained commitments for the amount of the Term B Facility from existing Lenders or other Persons reasonably acceptable to the Administrative Agent, which Lenders shall join in this Agreement pursuant to such agreements as are reasonably acceptable to the Administrative Agent;

(b) any such institution of the Term B Facility shall be in a minimum aggregate principal amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof;

(c) (i) no Default or Event of Default shall exist and be continuing at the time of such institution, (ii) the Term B Facility shall only be used to fund the Transformative Acquisition and to pay fees and expenses in connection therewith and (iii) the conditions precedent set forth in Section 5.04 shall have been satisfied prior to or contemporaneously with funding of the Term B Loans;

(d) (i) the Term B Facility Maturity Date shall be as set forth in the Term B Facility Joinder Agreement; provided, that, such date shall not be earlier than the Term A Facility Maturity Date, (ii) the scheduled principal amortization payments for the Term B Facility shall be as set forth in the Term B Facility Joinder Agreement; provided, that, the weighted average life to maturity of the Term B Loans shall not be less than the weighted life to maturity of the Term A Loans and (iii) unless otherwise agreed by the Administrative Agent and the Required Lenders (at the time of incurrence of the Term B Facility), the interest rate, prepayment premiums and original issue discount for the Term B Facility shall be identical to the interest rate, prepayment premiums and original issue discount, as the case may be, for the Term A Facility;

(e) the Borrowers shall have paid all fees required to be paid in connection therewith, whether pursuant to the Fee Letter or otherwise;

(f) Schedule 2.01 shall be deemed revised to reflect the commitments and commitment percentages of the Term B Lenders, as set forth in the Term B Facility Joinder Agreement;

(g) no Lender shall be obligated to participate in such Term B Facility, which decision shall be made in the sole discretion of each Lender;

(h) the Term B Lenders, the Administrative Agent and the Loan Parties shall have entered into (i) the Term B Facility Joinder Agreement and (ii) such technical amendments to this Agreement as are necessary, in the Administrative Agent’s reasonable discretion, to effect the inclusion of the Term B Facility herein; and

(i) as a condition precedent to such institution of the Term B Facility and the effectiveness of the Term B Facility Joinder Agreement, the Borrowers shall have delivered to the Administrative Agent a certificate of each Loan Party dated as of the date of such institution and effectiveness (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to the Term B Facility, and (ii) certifying that, before and after giving effect to the Term B Facility, (x) the representations and warranties contained in Article VI and the other Investments Documents are true and correct in all respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all respects as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01, and (y) no Default or Event of Default exists.

ARTICLE III

TAXES

3.01 Taxes.

(a) Except as required by applicable law, all payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, property or franchise taxes, VAT and other taxes, fees, duties, levies, assessments, withholdings or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any taxing authority, excluding (w) taxes imposed on or measured by net income imposed by the jurisdiction under which a Recipient is organized or a jurisdiction in which the Recipient conducts business (other than solely as the result of entering into any of the Loan Documents or taking any action thereunder), (x) U.S. federal withholding taxes imposed on amounts payable to or for the account of a Recipient with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers pursuant to Section 11.13) or (ii) such Recipient changes its Lending Office, except in each case to the extent that, pursuant to this Section 3.01, amounts with respect to such taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its Lending Office, (y) Canadian withholding taxes imposed or assessed solely as a result of (i) such Recipient not dealing at arm’s length with a Loan Party within the meaning of the Income Tax Act (Canada) at the time of payment or (ii) such Recipient being or not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with a “specified shareholder” of a Loan Party (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) at the time of payment and (z) U.S. federal withholding tax imposed under FATCA (all non-excluded items being called “Taxes”). If any withholding or deduction of any Taxes from any payment by or on account of any obligation of any Loan Party hereunder is required in respect of any Taxes pursuant to any applicable Law, then (i) the applicable Withholding Agent shall be entitled to make such withholding or deduction and shall pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted, (ii) the applicable Withholding Agent shall promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority and (iii) the sum payable by the applicable Loan Party shall be increased by such additional amount or amounts as is necessary to ensure that the net amount actually received by the applicable Recipient will equal the full amount such Recipient would have received had no such withholding or deduction been required.

(b) The Borrowers or the Guarantors, as applicable, shall indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Taxes (including Taxes imposed on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(c) Any Lender that is entitled to an exemption from or reduction of withholding Taxes with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, at the time or times reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding, information reporting requirements, or withholding under FATCA. Each Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code (each such Lender a “Foreign Lender”) shall execute and deliver to each of the Borrowers and the Administrative Agent on or prior to the date that such Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), one or more (as the Borrowers or the Administrative Agent may reasonably request) duly completed and executed copies of United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8BEN-E, W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by the Borrowers or the Administrative Agent certifying as to such Lender’s entitlement to any available exemption from or reduction of withholding or deduction of taxes. Each Lender that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code shall execute and deliver to the Borrowers and the Administrative Agent on or prior to the date such Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), one or more (as the Borrowers or the Administrative Agent may reasonably request) duly completed and executed copies of United States Internal Revenue Service Form W-9 certifying that such Lender is not subject to United States backup withholding. The Borrowers shall not be required to pay additional amounts to any Lender pursuant to this Section 3.01 with respect to taxes attributable to the failure of such Foreign Lender to comply with this paragraph or clause

(d) of this Section 3.01.

(e) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Administrative Agent and the Borrowers of its inability to do so.

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had never been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

3.02 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requires the Borrowers to pay any Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then at the request of the Borrowers such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 in the future and (ii) in each case, would not subject such Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If the Borrowers are required to pay any Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.02(a), the Borrowers may replace such Lender in accordance with Section 11.13.

3.03 Illegality.

If (a) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to issue, make or fund any Borrowing, (b) as a result of any merger, consolidation, amalgamation or acquisition by or of the Parent, any Subsidiary or any Israeli Guarantor with, into or of another Person, it is or becomes unlawful due to group or company lending limitations or other similar limitations under Israeli Law for any Lender to perform its obligations hereunder or to fund any Loans, or (c) without limiting the generality of clauses (a) or (b) of this Section 3.03, any Lender reasonably determines that it has become unlawful for such Lender to perform its obligations hereunder or to fund any Loans due to any post-Effective Date change in Israel’s Restrictive Trade Practices Law, 1998, or the terms of the No-Action Letter or of a Specific Exemption, or to any promulgation of, or a change in, the interpretation of any of the foregoing by any court, tribunal or regulatory authority, or the cancellation or expiration of the No-Action Letter or a Specific Exemption, then, in any such case, on notice thereof by such Lender to the Borrowers through the Administrative Agent, and until such notice is revoked, any obligation of such Lender to issue, make or fund any Loans shall be suspended.

3.04 Survival.

All of the Borrowers’ obligations under this Article III shall survive termination of the Commitments, repayment of all Obligations and resignation of the Administrative Agent.

ARTICLE IV

GUARANTY

4.01 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Secured Party and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02 Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against any Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, any Secured Party as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Secured Parties exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any Secured Party, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Secured Parties on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Secured Parties in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04 Certain Additional Waivers.

(a) Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

(b) Without derogating from the generality of the foregoing Section 4.04(a), each Israeli Guarantor agrees and confirms that the Israeli Guarantee Law shall not apply to this Agreement or to any Loan Document and that should the Israeli Guarantee Law for any reason be deemed to apply to this Agreement or to any Loan Document, or to it in connection thereof, such Israeli Guarantor hereby irrevocably and unconditionally waives all rights and defenses that may have been available to it under the Israeli Guarantee Law.

4.05 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Secured Parties, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Secured Parties may exercise their remedies thereunder in accordance with the terms thereof.

4.06 Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

4.07 Financial Assistance – Israeli Law.

Without derogating from Section 4.04(b), if and to the extent that a payment in fulfilling the liability of an Israeli Guarantor under this Article IV would, at the time payment is due, under Israeli Law (inter alia, prohibiting capital repayments or restricting profit distributions), not be permitted, in particular if and to the extent that such liability arises from obligations of such Israeli Guarantor’s direct or indirect parent companies (an up-stream guarantee) or direct or indirect sister companies (a cross-stream guarantee), then such payment amount shall from time to time be limited to the amount permitted to be paid by such Israeli Law; provided, that, and without prejudice to the rights of the Lenders, such limited amount shall in no instance be less than such Israeli Guarantor’s profits and reserves available for distribution in accordance with Section 302 of the Israeli Companies Law or any amendment or replacement thereof at the time or times payment under or pursuant to the Loan Documents is due or requested from such Israeli Guarantor; provided, further, that, such limitation (as may apply from time to time or not) shall not free such Israeli Guarantor from payment obligations hereunder or under any other Loan Document in excess thereof, but merely postpones the payment date therefor until such time or times as payment is again then permitted notwithstanding such limitation. Any and all indemnities and Guarantees by Israeli Guarantors contained in the Loan Documents shall be construed in a manner consistent with this Section 4.07.

4.08 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO BORROWINGS

5.01 Condition to Effectiveness.

This Agreement shall become effective upon receipt by the Administrative Agent of executed counterparts of this Agreement, properly executed by a Responsible Officer of each Loan Party and by each Lender, together with all exhibits and schedules hereto.

5.02 Conditions to Initial Extensions of Credit and Purchase of the A Warrants.

The obligation of each Lender to make its initial Loans hereunder and to obtain the A Warrants is subject to satisfaction of the following conditions precedent:

(a) Investment Documents. Receipt by the Administrative Agent of executed counterparts of the Investment Documents, each properly executed by a Responsible Officer of the signing Loan Party and each other party to such documents, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(b) Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Funding Date, and in form and substance reasonably satisfactory to the Administrative Agent.

(c) Financial Statements; Due Diligence. The Administrative Agent shall have received the (i) Audited Financial Statements, (ii) the Interim Financial Statements, (iii) the unaudited consolidated financial statements of the Parent and its Subsidiaries for the fiscal quarter ended June 30, 2016, including balance sheets and statements of income or operations, shareholders’ equity and cash flows and (iv) such other reports, statements and due diligence items as the Administrative Agent or any Lender shall request.

(d) No Material Adverse Change. There shall not have occurred a material adverse change since December 31, 2015 in the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Parent and its Subsidiaries, taken as a whole.

(e) Litigation. Except as set forth on Part A of Schedule 6.06, there shall not exist (i) any action, suit or proceeding pending in any court or before an arbitrator or Governmental Authority that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect or (ii) to the knowledge of any Responsible Officer of the Parent or any Subsidiary, any governmental investigation pending or threatened or any action, suit or proceeding threatened in any court or before an arbitrator or Governmental Authority, in each case, that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(f) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or pdf scans or facsimiles (in each case followed promptly by originals), in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) (A) copies of the Organization Documents of each Loan Party (except for the Parent) certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party (or other Responsible Officer of such Loan Party) to be true and correct as of the Funding Date and (B) copies of the Articles of Association of the Parent and, if applicable, any Israeli Subsidiary the Equity Interests of which may be pledged to the Administrative Agent pursuant to any Pledge Agreement or any Security Agreement, in each case, certified to be true and complete as of the Funding Date by a Responsible Officer of the Parent;

(ii) (A) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Investment Documents to which such Loan Party is a party and (B) without limiting the generality of the foregoing, (I) copies of resolutions of the Board of Directors of the Parent and, if applicable, any other Israeli Guarantor, as are required to comply with applicable law and the Organization Documents of the Parent or such other Israeli Guarantor, as the case may be, (II) to the extent applicable, copies of the resolutions of any committee of the Board of Directions of each Israeli Guarantor and (III) if any transaction contemplated by any Investment Document involving an Israeli Guarantor qualifies as a transaction with an Interested Party (baa’l inyan) (as that term is defined in the Israeli Companies Law), resolutions of the requisite shareholders of such Israeli Guarantor approving each Investment Document to which such Israeli Guarantor is a party and the performance of such Israeli Guarantor’s obligations thereunder, such approval in accordance with the Israeli Companies Law, Part VI, Chapter 5; and

(iii) such documents and certifications as the Administrative Agent may require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state or other jurisdiction of organization or formation.

(g) Perfection and Priority of Liens. Receipt by the Administrative Agent of the following:

(i) searches of Uniform Commercial Code or PPSA filings (or the equivalent) in the jurisdiction of formation of each Loan Party or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements (or the equivalent) on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens (and any Liens that will be released contemporaneously with the funding of the Term A Loans);

(ii) Uniform Commercial Code financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii) PPSA financing statements filed under the PPSA for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iv) (A) subject to Section 7.19(b), all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to any Pledge Agreement or any Security Agreement, together with duly executed in blank and undated stock powers attached thereto and (B) a copy, certified by a Responsible Officer of the Parent as true and complete, of the Registry of Shareholders of the Parent maintained by the Parent, which indicates the holdings of the Parent’s Series A Preferred Shares;

(v) searches of ownership of, and Liens on, the IP Rights of each Loan Party in the appropriate governmental offices in Israel, Canada and the United States;

(vi) subject to Section 7.19(d), duly executed notices of grant of security interest in the form required by the applicable Security Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the IP Rights of the Loan Parties;

(vii) subject to Section 7.19(c)(i), such Qualifying Control Agreements as shall be necessary to cause the Borrowers to be in compliance with Section 8.19; and

(viii) to the extent required to be delivered pursuant to the terms of the Collateral Documents, all instruments, documents and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in the Collateral.

(h) Real Property Collateral. Receipt by the Administrative Agent of Mortgages and other Real Property Security Documents with respect to the fee interest of any Loan Party in each real property identified on Schedule 6.20(a) (other than any Excluded Property).

(i) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including (subject to Section 7.19(a)(ii)), but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or Lender’s loss payee (in the case of hazard insurance) on behalf of the Secured Parties.

(j) Funding Certificate. Receipt by the Administrative Agent of a certificate in form and substance reasonably satisfactory to the Administrative Agent, signed by a Responsible Officer of each of the Borrowers certifying (i) that the conditions specified in Sections 5.02(d), (e) and (l) and Sections 5.03(a) and (b) have been satisfied, (ii) that the Parent and its Subsidiaries (after giving effect to the transactions contemplated hereby and the incurrence of Indebtedness related thereto) are Solvent on a consolidated basis, (iii) that neither the Parent nor any Subsidiary as of the Funding Date has outstanding any Disqualified Capital Stock, and (iv) as true and correct an attached pro forma capitalization table of the Parent, giving effect to the transactions contemplated by the Investment Documents.

(k) Existing Indebtedness. All of the existing Indebtedness for borrowed money of the Loan Parties and their respective Subsidiaries (including all Indebtedness under the Existing Credit Agreement but, for the avoidance of doubt, excluding Indebtedness permitted to exist pursuant to Section 8.03), shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Funding Date.

(l) Governmental and Third Party Approvals. The Loan Parties and their Subsidiaries shall have received all governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Investment Documents and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Loan Parties or any of their Subsidiaries or such other transactions or that could seek to threaten any of the foregoing, and no law or regulation shall be applicable which could reasonably be expected to have such effect.

(m) Corporate Structure and Capitalization. The capital and ownership structure and the equity holder arrangements of the Parent and its Subsidiaries on the Funding Date, on a pro forma basis after giving effect to the transactions contemplated by the Investment Documents shall be reasonably satisfactory to the Lenders.

(n) Letter of Direction. Receipt by the Administrative Agent of a reasonably satisfactory letter of direction containing funds flow information with respect to the proceeds of the Loans to be made on the Funding Date.

(o) Fees. Receipt by the Administrative Agent and the Lenders of any fees required to be paid on or before the Funding Date.

(p) Attorney Costs; Due Diligence Expenses. The Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent incurred to the Funding Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent); provided, that, after the Borrowers shall have paid the first $200,000 of such fees, charges and disbursements of counsel to the Administrative Agent plus any VAT, the Borrowers shall only be required to pay fifty percent (50%) of any such fees, charges and disbursements that are in excess of such first $200,000 plus VAT. Additionally, the Borrowers shall have paid all due diligence expenses and costs of the Administrative Agent and the Lenders; provided, that, the expenses and costs of the Administrative Agent and the Lenders in connection with the marketing survey of the Parent and its Subsidiaries conducted prior to the Effective Date shall be borne fifty percent (50%) by the Administrative Agent and fifty percent (50%) by the Borrowers (other than any VAT with respect to such marketing survey which shall be borne one hundred percent (100%) by the Borrowers).

(q) Condition to Effectiveness. The condition to effectiveness specified in Section 5.01 shall have been satisfied.

(r) Israeli Antitrust. Each Lender shall have received an executed Approval for Consortium Arrangement Letter from the Parent.

(s) Developers Agreement. Receipt by the Administrative Agent of an executed amendment to the Developers Agreement, in form and substance reasonably satisfactory to the Administrative Agent, that: (i) states that approximately $625,000.00 has been paid by the Parent, (ii) amends the term “IP Consideration” to require payment of $625,000.00 by the Parent, (iii) confirms all right, title, and interest in the Invention, IP Rights, and Products (as each such term is defined in the Developers Agreement) has been irrevocably assigned to the Parent, and (iv) confirms the Parent is the sole and exclusive owner of the IP Rights (as such term is defined in the Developers Agreement).

(t) Series A Preferred Shares. The Administrative Agent shall have received (i) all documentation evidencing any and all Series A Preferred Shares of the Parent, certified by a Responsible Officer of the Parent as true and complete, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, (ii) evidence in form and substance reasonably satisfactory to the Administrative Agent and the Lenders that the holders of the Series A Preferred Shares of the Parent required to consent to the transactions contemplated hereby shall have consented to the transactions contemplated hereby in accordance with the terms of the documentation governing such Series A Preferred Shares, and (iii) evidence in form and substance reasonably satisfactory to the Administrative Agent and the Lenders that the Preferred Majority (as defined in the Parent’s Amended and Restated Articles of Association as in effect on the Funding Date) have by affirmative vote duly approved all actions to be taken by the Parent in connection with the Investment Documents and the transactions contemplated thereby, including, without limitation, the issuance and allotment of the A Warrants, the B Warrants and the

C Warrants and the performance of all obligations thereunder, the entering into and becoming bound by this Agreement, the other Investment Documents and any other agreement, document or instrument in connection herewith or therewith and the performance of all obligations thereunder and have waived all rights in connection with any of the foregoing, including rights of participation, tag-along, first refusal or opportunity, preemption and anti-dilution.

(u) Other. Receipt by the Administrative Agent and the Lenders of such other documents, instruments, agreements and information as reasonably requested by the Administrative Agent or any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, environmental matters, contingent liabilities and management of the Parent and its Subsidiaries.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.02, each Lender that has funded its Term A Loan on the Funding Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

5.03 Conditions to all Borrowings.

The obligation of each Lender to honor any Loan Notice is subject to the following conditions precedent:

(a) The representations and warranties of the Borrowers and each other Loan Party contained in Article VI or any other Investment Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.03, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b) No Default or Event of Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.

(c) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

Each Loan Notice submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 5.03(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

5.04 Additional Conditions to Term B Borrowing.

The obligation of each Lender to honor any Loan Notice requesting a Borrowing of Term B Loans is subject to the following additional conditions precedent:

(a) The Term B Facility shall have been established pursuant to Section 2.14;

(b) The Administrative Agent shall have received an executed copy of the definitive transaction agreements for the Transformative Acquisition, together with all exhibits and schedules thereto, certified by a Responsible Officer of each Borrower as true and complete, in each case in form and substance satisfactory to the Administrative Agent; and

(c) The Administrative Agent shall have received satisfactory evidence that the Transformative Acquisition shall have been consummated in compliance with applicable Law and regulatory approvals and in accordance in all material respects with the definitive transaction agreements for the Transformative Acquisition.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

On the Funding Date, and on each date thereafter on which the representations and warranties set forth herein are required to be made under any Loan Document (or deemed to be made under any Loan Document), the Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01 Existence, Qualification and Power.

Each Loan Party and each Subsidiary (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Investment Documents to which it is a party and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clauses (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Investment Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (c) violate, in any material respect, any Law (including, without limitation, Regulation U or Regulation X issued by the FRB), except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i) to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

6.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Investment Document other than (a) those that have already been obtained and are in full force and effect and (b) filings to perfect the Liens created by the Collateral Documents.

6.04 Binding Effect.

Each Investment Document has been duly executed and delivered by each Loan Party that is party thereto. Each Investment Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

6.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including material liabilities for taxes, commitments and Indebtedness.

(b) The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness.

(c) From the date of the Audited Financial Statements to and including the Funding Date, there has been no Disposition by any Loan Party or any Subsidiary, or any Involuntary Disposition, of any material part of the business or property of any Loan Party or any Subsidiary, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material to any Loan Party or any Subsidiary, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Funding Date.

(d) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Investment Document, or any of the transactions contemplated hereby or (b) except as set forth on Part A of Schedule 6.06, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Set forth on Part B of Schedule 6.06 is a true and complete list of all actions, suits, proceedings, claims or disputes that are pending at law, in equity, in arbitration or before any Governmental Authority, in each case as of the Effective Date and by or against any Loan Party or any Subsidiary.

6.07 No Default.

(a) Neither any Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b) No Default or Event of Default has occurred and is continuing.

6.08 Ownership of Property; Liens.

Each Loan Party and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party and its Subsidiaries is subject to no Liens, other than Permitted Liens.

6.09 Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each of the Business Facilities and all operations at the Business Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Business Facilities or the Businesses, and there are no conditions relating to the Business Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b) None of the Business Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Business Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c) Neither any Loan Party nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Business Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Hazardous Materials have not been transported or disposed of from the Business Facilities, or generated, treated, stored or disposed of at, on or under any of the Business Facilities or any other location, in each case by or on behalf of any Loan Party or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Loan Parties, threatened, under any Environmental Law to which any Loan Party or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary, the Business Facilities or the Businesses.

(f) There has been no release or threat of release of Hazardous Materials at or from the Business Facilities, or arising from or related to the operations (including, without limitation, disposal) of any Loan Party or any Subsidiary in connection with the Business Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.10 Insurance.

(a) The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Parent or any Subsidiary, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The insurance coverage of the Loan Parties as in effect on the Effective Date is outlined as to carrier, policy number, expiration date, type and amount on Schedule 6.10.

(b) The Parent and its Subsidiaries maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent.

6.11 Taxes.

The Loan Parties and their Subsidiaries have filed all Canadian, Israeli and U.S. federal and state income and all other material tax returns and reports required to be filed, and have paid all federal, provincial, territorial, state and other material taxes, assessments, fees and other governmental charges levied or imposed by a taxing authority upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement with any Person that is not a Loan Party.

6.12 ERISA Compliance.

(a) Neither any Borrower nor any ERISA Affiliate sponsors, maintains or contributes to or has ever sponsored, maintained or contributed to or otherwise had any liability with respect to a Plan or a Canadian Pension Plan.

(b) Neither any Loan Party nor any Subsidiary maintains, contributes to, or has any liability or contingent liability in respect of a Canadian Defined Benefit Pension Plan.

6.13 Subsidiaries and Capitalization.

(a) Set forth on Schedule 6.13(a) is a complete and accurate list as of the Effective Date of each Subsidiary (including a designation of (x) each Subsidiary that is not a Loan Party as of the Effective Date and (y) each Subsidiary in existence as of the Effective Date where a pledge of such Subsidiary’s Equity Interests is prohibited by the terms of such Subsidiary’s Organization Documents as in effect on the Effective Date), together with (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Equity Interests of each Subsidiary are validly issued, fully paid and non-assessable.

(b) All issued and outstanding Equity Interests of the Parent and each of its Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and, solely with respect to the Equity Interests of Subsidiaries owned by the Parent or any of its Subsidiaries, free and clear of all Liens (other than Liens created under the Loan Documents) and such Equity Interests were issued in compliance in all material respects with all applicable Laws. As of the Effective Date, except as described on Part A of Schedule 6.13(b) and as contained in the Warrants, there are no outstanding commitments or other obligations of any Loan Party or any Subsidiary to issue, and no rights of any Person to acquire, any shares of any Equity Interests of any Loan Party or any of their Subsidiaries. Except as set forth on Part B of Schedule 6.13(b), there are no statutory or contractual (pursuant to a contract to which a Loan Party is a party) preemptive rights, rights of first refusal, anti-dilution rights or any similar rights held by equity holders or option holders of any Loan Party. To the knowledge of the Responsible Officers of the Loan Parties, there are no agreements (voting or otherwise) among any Loan Party’s equity holders with respect to any other aspect of such Loan Party’s affairs, except as set forth on Part C of Schedule 6.13(b). Neither the Parent nor any Subsidiary has outstanding any Disqualified Capital Stock.

6.14 Margin Regulations; Investment Company Act.

(a) The Borrowers are not engaged and will not engage, principally or as one of their respective important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrowers only or of the Parent and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

(b) None of any Loan Party or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15 Disclosure.

Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

6.16 Compliance with Laws.

Each Loan Party and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

6.17 Intellectual Property; Licenses, Etc.

(a) Part A of Schedule 6.17 sets forth a complete and accurate list of the following as of the Effective Date: (i) all Copyrights and all Trademarks of any Loan Party, that are registered, or in respect of which an application for registration has been filed or recorded, with the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office or with any other Governmental Authority (or comparable organization or office established in any country or pursuant to an international treaty or similar international agreement for the filing, recordation or registration of interests in intellectual property), together with relevant identifying information with respect to such Copyrights and Trademarks, (ii) all Patents of any Loan Party that are issued, or in respect of which an application has been filed or recorded, with the United States Patent and Trademark Office, the Canadian Intellectual Property Office or with any other Governmental Authority (or comparable organization or office established in any country or pursuant to an international treaty or similar international agreement for the filing, recordation or registration of interests in intellectual property), together with relevant identifying information with respect to such Patents, (iii) all Domain Names owned by any Loan Party or which any Loan Party is licensed, authorized or otherwise granted rights under or to, or owned by a Person on behalf of any Loan Party, together with relevant identifying information with respect to such Domain Names, (iv) each Copyright License (other than “off-the-shelf” software licenses), each Patent License and each Trademark License of any Loan Party where the Loan Party is the licensee (other than any licenses among the Loan Parties and their Subsidiaries) and (v) each other common-law Trademark of any Loan Party that is material to the Loan Parties, their respective properties or the conduct or operation of their respective businesses (including the generation of future revenues).

(b) Except as set forth on Part B of Schedule 6.17, the IP Rights are subsisting, valid, unexpired and enforceable, and have not been abandoned. To the Loan Parties’ best knowledge, no claim has been made that the use or other exploitation by any Loan Party, any Subsidiary or any of their licensees of any of the IP Rights, including, without limitation, to advertise, display, import, manufacture, have manufactured, market, offer for sale, perform, prepare derivative works based upon, promote, reproduce, sell, use and/or otherwise distribute a Product, does or may infringe, violate or misappropriate the rights of any Person, except for claims that could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. No holding, decision or judgment has been rendered by any Governmental Authority that would limit, invalidate, render unenforceable, cancel or question the validity of any IP Right and no action or proceeding is pending seeking to limit, invalidate, render unenforceable, cancel or question the validity of any IP Right that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the value of any IP Right. The Loan Parties and their Subsidiaries have, since taking title to the IP Rights, performed all acts and have paid all required annuities, fees, costs, expenses and taxes to maintain the IP Rights in full force and effect throughout the world, as applicable, except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. All applications for registration pertaining to the IP Rights have been duly and properly filed, and all registrations or letters patent pertaining to such IP Rights have been duly and properly filed and issued, except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. The Loan Parties and their Subsidiaries own, or are entitled to use by license or otherwise, all the IP Rights, except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary has made any assignment or agreement in conflict with, and no license agreement with respect to the IP Rights conflicts with the security interest in the IP Rights of the Loan Parties granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to the terms of the Collateral Documents. To the extent any of the IP Rights were authored, developed, conceived or created, in whole or in part, for or on behalf of any Loan Party or any Subsidiary by any Person, then such Loan Party or such Subsidiary has entered into a written agreement with such Person in which such Person has assigned all right, title and interest in and to such IP Rights to such Loan Party or such Subsidiary. Except as disclosed on Part A of Schedule 6.06, to the best knowledge of the Loan Parties, no (i) slogan or other advertising device nor the use thereof, (ii) process or method, or (iii) product (including Products), substance, part or other material nor the manufacture, use, offer for sale, sale, or import thereof as now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary or any licensee of any Loan Party or any Subsidiary violates, infringes or misappropriates any rights held by any other Person in any manner that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Except as set forth on Part A of Schedule 6.06, no claim or litigation regarding any of the IP Rights is pending or to the knowledge of the Loan Parties threatened. None of the material IP Rights is subject to any license grant by any Loan Party or any Subsidiary or similar arrangement, except for (w) license grants solely between the

Loan Parties, (x) non-exclusive grants to distributors or customers to use Trademarks in connection with using, promoting, marketing or selling the Products, (y) non-exclusive license grants solely between the Loan Parties and their Subsidiaries and (z) those license grants disclosed on Part C of Schedule 6.17.

(c) Except as set forth on Part D of Schedule 6.17, the consummation of the transactions contemplated hereby and the exercise by the Administrative Agent or the Lenders of any right or protection set forth in this Agreement will not constitute a breach or violation of, or otherwise affect the enforceability or approval of, (i) any licenses associated with IP Rights, (ii) Drug or Device Applications or (iii) Governmental Licenses, except for breaches, violations and effects that could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(d) With respect to the Developers Agreement, (i) the IP Consideration (as defined in the Developers Agreement) has been paid, (ii) all right, title, and interest in the Invention, IP Rights, and Products (as each such term is defined in the Developers Agreement) has been irrevocably assigned to the Parent, and (iii) the Parent is the sole and exclusive owner of the IP Rights (as such term is defined in the Developers Agreement).

6.18 Solvency.

(a) The Parent and its Subsidiaries are Solvent, on a consolidated basis.

(b) No Israeli Guarantor is “insolvent” (as described in Section 258 of the Israeli Companies Ordinance) nor have any proceedings been undertaken against the Parent in respect of its purported solvency.

6.19 Perfection of Security Interests in the Collateral.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens will be, upon the timely and proper filings, deliveries and other actions contemplated in the Collateral Documents perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions), prior to all other Liens other than Permitted Liens.

6.20 Business Locations.

Set forth on Schedule 6.20(a) is a list of all real property that is owned or leased by the Loan Parties as of the Effective Date (with (x) a designation of each real property that is Excluded Property and (y) a designation as to whether such real property is owned or leased). Set forth on Schedule 6.20(b) is the tax payer identification number (or foreign equivalent) and organizational identification number (or foreign equivalent) of each Loan Party as of the Effective Date. The exact legal name and state of organization (or foreign equivalent) of (a) each Borrower is as set forth on the signature pages hereto and (b) each Guarantor is (i) as set forth on the signature pages hereto, (ii) as set forth on the signature pages to the Joinder Agreement (or other documentation) pursuant to which such Guarantor became a party hereto or (iii) as may be otherwise disclosed by the Loan Parties to the Administrative Agent in accordance with Section 8.12(c). Set forth on Schedule 6.20(c) are the locations of all inventory, equipment and other tangible personal property of (x) each Canadian Loan Party and (y) each Loan Party located in Canada, in each case, as of the Effective Date. Except as set forth on Schedule 6.20(d), no Loan Party has during the five years preceding the Effective Date (x) changed its legal name, (y) changed its state of organization (or foreign equivalent) or (z) been party to a merger, amalgamation, consolidation or other change in structure.

6.21 Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.

(a) Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, representative or Affiliate thereof, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(b) Anti-Corruption Laws. The Loan Parties and their Subsidiaries have conducted their business in material compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada), the Israeli Penal Law, 1977, Article 291A and other similar anti-corruption legislation in such or other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(c) PATRIOT Act. To the extent applicable, each Loan Party and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the Act, (iii) the Canadian AML Acts and (iv) the Israeli Trading with the Enemy Ordinance, 1939, as amended, and other similar legislation in such or other jurisdictions. Notwithstanding the foregoing, the representations in this Section 6.21(c) shall not be made by nor apply to any Canadian Loan Party insofar as such representations would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.

6.22 Material Contracts.

Except for the Organization Documents and the other agreements set forth on Schedule 6.22 (collectively with the Organization Documents, the “Material Contracts”), as of the Effective Date there are no (a) licenses of IP Rights or other lease or license agreements to which any Loan Party or any Subsidiary is a party, either as lessor or lessee, or as licensor or licensee (other than (x) licenses arising from the purchase of commercially or publicly available or over-the-counter software, (y) licenses solely among the Loan Parties and (z) non-exclusive licenses solely between the Loan Parties and their Subsidiaries), in each case requiring payment in consideration of such lease or license rights of more than $200,000 in any year, (b) manufacturing or supply agreements to which any Loan Party or any Subsidiary is a party requiring payment of more than $200,000 in any year or (c) agreements or instruments to which any Loan Party or any Subsidiary is a party, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Investment Documents will not give rise to a right of termination in favor of any party to any Material Contract.

6.23 Compliance of Products.

(a) The Loan Parties represent and warrant:

(i) that the Loan Parties and their Subsidiaries have obtained all Required Permits, or have contracted with third parties holding Required Permits, necessary for compliance with all Laws and all such Required Permits are in full force and effect, except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect;

(ii) that the Loan Parties and their Subsidiaries have not received any communication from any Governmental Authority regarding, and there are no facts or circumstances that are likely to give rise to (A) any material adverse change in any Required Permit, or any failure to materially comply with any Laws or any term or requirement of any Required Permit or (B) any revocation, withdrawal, suspension, cancellation, material limitation, termination or material modification of any Required Permit, that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect;

(iii) that none of the officers, directors, employees, shareholders, agents or Affiliates of any Loan Party or any Subsidiary or, to any Loan Party’s knowledge after reasonable and diligent inquiry and investigation, any consultant involved in any Product application, has been convicted of any crime or engaged in any conduct for which debarment is authorized by 21 U.S.C. Section 335a;

(iv) that none of the officers, directors, employees, shareholders, agents or Affiliates of any Loan Party or any Subsidiary or, to any Loan Party’s knowledge after reasonable and diligent inquiry and investigation, any consultant has made an untrue statement of material fact or fraudulent statement to the FDA or failed to disclose a material fact required to be disclosed to the FDA, committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991);

(v) that all applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Required Permit from the FDA, Health Canada or other Governmental Authority relating to any Loan Party or any Subsidiary, their business operations and Products, when submitted to the FDA, Health Canada or other Governmental Authority were true, complete and correct in all material respects as of the date of submission or any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to the FDA, Health Canada or other Governmental Authority. The Required Permits issued by the FDA, Health Canada and other Governmental Authorities for the Loan Parties’ and their Subsidiaries’ Products are valid and supported by proper research, design, testing, analysis and disclosure;

(vi) that all preclinical and clinical trials in respect of the activities of the Loan Parties and their Subsidiaries being conducted by or on behalf of the Loan Parties and their Subsidiaries that have been submitted to any Governmental Authority, including the FDA and its counterparts worldwide (including Health Canada), in connection with any Required Permit, are being or have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls pursuant to applicable Laws;

(vii) that neither any Loan Party nor any Subsidiary has received any written notice that any Governmental Authority, including without limitation the FDA, the Office of the Inspector General of HHS, the United States Department of Justice or Health Canada has commenced or threatened to initiate any action against any Loan Party or a Subsidiary, any action to enjoin any Loan Party or a Subsidiary, its officers, directors, employees, shareholders or its agents and Affiliates, from conducting its business at any facility owned or used by it or for any material civil penalty, injunction, seizure or criminal action that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect;

(viii) that neither any Loan Party nor any Subsidiary has received from the FDA, at any time since January 1, 2008, a Warning Letter, Form FDA-483, “Untitled Letter,” other correspondence or notice setting forth allegedly objectionable observations or alleged violations of laws and regulations enforced by the FDA, or any comparable correspondence from any state or local authority with regard to any Product or the use, manufacture, processing, packaging or holding thereof, or any comparable correspondence from any foreign counterpart of the FDA, or any comparable correspondence from any foreign counterpart of any state or local authority with regard to any Product or the use, manufacture, processing, packing, or holding thereof; and

(ix) that neither any Loan Party nor any Subsidiary (A) has engaged in any recalls, field notifications, Market Withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts, “serious adverse event” reports or other notice of action relating to an alleged lack of safety or regulatory compliance of the Products issued by any Loan Party or any Subsidiary, any clinical investigator, and/or other third party (“Safety Notices”), (B) has knowledge of any material product complaints with respect to the Products or (C) has knowledge of any facts that would be reasonably likely to result in (1) a material Safety Notice with respect to the Products, (2) a material change in the labeling of any of the Products or (3) a termination or suspension of developing and testing of any of the Products, in each case of clauses (A), (B) or (C) above, which could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(b) With respect to Products, the Loan Parties represent and warrant that:

(i) all Products are listed on Schedule 1.01 and the Loan Parties have delivered to the Administrative Agent on or prior to the Effective Date copies of all Required Permits relating to such Products issued or outstanding as of the Effective Date; provided, that, if after the Effective Date, any Loan Party or any Subsidiary wishes to manufacture, sell, clinically test or market any new Product, the Borrowers shall give prior written notice to the Administrative Agent of such intention (which shall include a brief description of such Product, plus copies of all Required Permits relating to such new Product and/or the Loan Party’s or such Subsidiary’s manufacture, sale, clinical testing or marketing thereof issued or outstanding as of the date of such notice) along with a copy of an updated Schedule 1.01; and provided, further, that, if any Loan Party and/or any Subsidiary shall at any time obtain any new or additional Required Permits from the FDA, or parallel state or local authorities, or foreign counterparts of the FDA (including Health Canada), or parallel state or local authorities, with respect to any Product which has previously been disclosed to the Administrative Agent, the Borrowers shall give written notice to the Administrative Agent of such new or additional Required Permits, along with a copy thereof;

(ii) each Product is not adulterated or misbranded within the meaning of the FDCA (or with respect to Products sold outside of the United States, within the meaning of those terms as defined in applicable local Law), except where a failure of a Product so to comply could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect;

(iii) each Product is not an article prohibited from use or introduction into interstate commerce under the provisions of Sections 404, 505 or 512 of the FDCA, except where such introduction of a prohibited Product could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect;

(iv) each Product has been and shall be used, manufactured, imported, possessed, owned, warehoused, marketed, promoted, sold, labeled, furnished, distributed and marketed in accordance with all applicable Permits and Laws, except where a failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect;

(v) each Product has been and shall be manufactured in accordance with customary manufacturing practices, except where a failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect;

(vi) (A) without limiting the generality of Section 6.23(a)(i) and (ii) above, with respect to any Product being tested or manufactured by the Loan Parties and their Subsidiaries, except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, the Loan Parties and their Subsidiaries have received, and such Product shall be the subject of, all Required Permits needed in connection with the testing or manufacture of such Product as such testing is currently being conducted by or on behalf of such Loan Party or such Subsidiary and (B) neither any Loan Party nor any Subsidiary has received any notice from any applicable Governmental Authority, specifically including the FDA and Health Canada, that such Governmental Authority is conducting an investigation or review of (x) the Loan Parties and their Subsidiaries’ manufacturing facilities and processes for such Product which have disclosed any material deficiencies or violations of Laws or the Required Permits related to the manufacture of such Product or (y) any such Required Permit or that any such Required Permit has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that the development, testing or manufacturing of such Product by the Loan Parties and their Subsidiaries should cease;

(vii) without limiting the generality of Section 6.23(a)(i) and (ii) above, (A) with respect to any Product marketed or sold by any Loan Party or any Subsidiary, except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, the Loan Parties and their Subsidiaries shall have received, and such Product shall be the subject of, all Required Permits needed in connection with the provision, use, marketing and sales of such Product as currently being marketed or sold by the Loan Parties and their Subsidiaries and (B) neither any Loan Party nor any Subsidiary has received any notice from any applicable Governmental Authority, specifically including the FDA and Health Canada, that such Governmental Authority is conducting an investigation or review of any such Required Permit or approval or that any such Required Permit has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that such marketing or sales of such Product cease or that such Product be withdrawn from the marketplace;

(viii) neither any Loan Party nor any Subsidiary has experienced any significant failures in the manufacturing of any Product such that the amount of such Product successfully manufactured by any Loan Party or any of its Subsidiaries in accordance with all specifications thereof and the Required Permits related thereto in any month shall decrease significantly with respect to the quantities of such Product produced in the prior month; and

(ix) none of the Products is currently, and have not for the past six (6) years been, the subject of any claim or allegation, formal or informal, that any Product, or its use, is defective or has resulted in or proximately caused any injury to any Person or property, except for such claims and allegations as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.24 Labor Matters.

There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party or any Subsidiary that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties and their Subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters, except to the extent any such violations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.25 EA Financial Institutions.

No Loan Party is an EEA Financial Institution.

6.26 Representations as to Foreign Loan Parties.

that:

Each Foreign Loan Party represents and warrants to the Administrative Agent and the Lenders

(a) Such Foreign Loan Party is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Investment Documents to which it is a party (collectively as to such Foreign Loan Party, the “Applicable Foreign Loan Party Documents”), and the execution, delivery and performance by such Foreign Loan Party of the Applicable Foreign Loan Party Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Loan Party nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Loan Party is organized and existing in respect of its obligations under the Applicable Foreign Loan Party Documents.

(b) The Applicable Foreign Loan Party Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Loan Party is organized and existing for the enforcement thereof against such Foreign Loan Party under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Loan Party Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Loan Party Documents that the Applicable Foreign Loan Party Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Loan Party is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Loan Party Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Loan Party Document or any other document is sought to be enforced, (ii) any charge or tax as has been timely paid, (iii) perfection filings under the PPSA and (iv) with respect to the perfection of an Israeli Security Agreement, the filing of such agreement with the Israeli Registrar of Companies.

(c) Other than nominal perfection filing fees under the PPSA, there is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Loan Party is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Loan Party Documents or (ii) on any payment to be made by such Foreign Loan Party pursuant to the Applicable Foreign Loan Party Documents, except as has been disclosed to the Administrative Agent.

(d) The execution, delivery and performance of the Applicable Foreign Loan Party Documents executed by such Foreign Loan Party are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Loan Party is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

(e) Each Israeli Guarantor will, from the provision of the facility and other benefits to the Borrowers hereunder, receive substantial benefit equivalent in value to such Israeli Guarantor’s Guaranty hereunder and its Board of Directors has so determined.

(f) Each Israeli Guarantor (i) provides its respective Guaranty for its own corporate benefit, (ii) is not prevented from making payment of the amount of its respective Guaranty due to such payment being a “prohibited distribution” as set forth under Chapter 2 of Part VII of the Israeli Companies Law and any similar or replacement law, and (iii) has obtained due approval from its Board of Directors and, if any transaction contemplated hereunder qualifies as a transaction with an Interested Party (baa’l inyan) (as defined under the Israeli Companies Law) of its shareholders (and any classes thereof), such approval of shareholders in accordance with the Israeli Companies Law, Part VI, Chapter 5, to execute and deliver its respective Guaranty.

ARTICLE VII

AFFIRMATIVE COVENANTS

On the Funding Date and thereafter, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), the Loan Parties shall and shall cause each Subsidiary to:

7.01 Financial Statements.

Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Parent (or, if earlier, when required to be filed with the SEC (or foreign equivalent)), a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Parent (or, if earlier, when required to be filed with the SEC (or foreign equivalent)), a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Parent as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

7.02 Certificates; Other Information.

Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller which is a Responsible Officer of the Parent, including (A) information regarding the amount of all Dispositions, Involuntary Dispositions, Debt Issuances, Extraordinary Receipts and Acquisitions that occurred during the period covered by such Compliance Certificate, (B) a certification as to whether the Loan Parties and their respective Subsidiaries have performed and observed each covenant and condition of the Loan Documents applicable to it during the period covered by the Compliance Certificate (or, if not, a listing of the conditions or covenants that have not been performed or observed and the nature and status of each such Default), (C) a certification of compliance with the financial covenants set forth in Sections 8.16 and 8.17, including financial covenant analyses and calculation for the period covered by the Compliance Certificate, (D) calculations of (I) Consolidated Revenues, Consolidated EBITDA and Consolidated Contract Revenues, in each case for the period covered by the Compliance Certificate (and certifications with respect to each of the foregoing) and (II) Consolidated Contract Cure Revenues as of the last day of the period covered by the Compliance Certificate (and certifications with respect to the foregoing) and (E) a listing of (I) all applications by any Loan Party, if any, for Copyrights, Patents or Trademarks made since the date of the prior certificate (or, in the case of the first such certificate, the Effective Date), (II) all issuances of registrations or letters on existing applications by any Loan Party for Copyrights, Patents and Trademarks received since the date of the prior certificate (or, in the case of the first such certificate, the Effective Date), (III) all Trademark Licenses, Copyright Licenses (other than “off-the-shelf” software licenses) and Patent Licenses entered into by any Loan Party since the date of the prior certificate (or, in the case of the first such certificate, the Effective Date) (except for (x) license grants solely between the Loan Parties, (y) non-exclusive license grants to distributors or customers to use Trademarks in connection with using, promoting, marketing or selling the Products and (z) non-exclusive license grants solely between the Loan Parties and their Subsidiaries) and (IV) such supplements to Schedule 6.17 as are necessary to cause such schedule to be true and complete in all material respects as of the date of such certificate, (ii) attaching the insurance binder or other evidence of insurance for any insurance coverage of any Loan Party or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements, (iii) a copy of management’s discussion and analysis with respect to such financial statements, (iv) a list of all litigations, arbitrations or governmental investigations or proceedings which were instituted against any Loan Party or any Subsidiary during the period covered by such financial statements or which, to the knowledge of any Loan Party, are threatened against any Loan Party or any Subsidiary which, in any case, could reasonably be expected to result in losses and/or expenses (other than, for the avoidance of doubt, legal and court fees, costs and expenses) in excess of the Threshold Amount, together with a description setting forth the details thereof and stating what action the applicable Loan Party or Subsidiary has taken and proposes to take with respect thereto and (v) a list of any and all material changes in accounting policies or financial reporting practices by the Parent or any Subsidiary during the period covered by such financial statements, together with a description setting forth the details thereof and stating what action the applicable Loan Party or Subsidiary has taken and proposes to take with respect thereto;

(b) as soon as available, but in any event no later than February 15th of each calendar year, an annual business plan and budget of the Parent and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Parent, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Parent and its Subsidiaries on a quarterly basis for the then current fiscal year;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which a Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after receipt, copies of any detailed audit reports or management letters or recommendations submitted to the Board of Directors (or the audit committee of the Board of Directors) of the Parent or any Subsidiary by independent accountants in connection with the accounts or books of the Parent or any Subsidiary, or any audit of any of them;

(e) concurrently with delivery to the Board of Directors of the Parent (or any committee of such Board of Directors), copies of all materials furnished to the Board of Directors of the Parent (or any committee of such Board of Directors); provided, that, it is understood and agreed that the Parent may (x) withhold any information if access to such information may be (in the good faith determination of the Board of Directors of the Parent) subject to the attorney-client privilege between the Parent or any other Loan Party and its counsel and (y) withhold any information if the disclosure thereof is prohibited by any applicable Law;

(f) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(g) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, (i) copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof and (ii) copies of any material written correspondence or any other material written communication from the FDA, Health Canada or any other regulatory body;

(h) as soon as practicable, and in any event not later than the last Business Day of each month, copies of the most recent monthly statements for each deposit account and other bank account or securities account of each Loan Party;

(i) promptly, and in any event within ten (10) Business Days after receipt thereof by any Loan Party or any Affiliate thereof, copies of each notice or other correspondence received from the Israeli Antitrust Authority (or comparable agency) asserting a failure to comply with, or relating to any material aspect of, Israeli antitrust Laws;

(j) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Investment Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and

(k) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), (i) an updated Schedule 6.13(a) that (A) identifies each Subsidiary that is not a Loan Party and (B) shows the aggregate total net tangible assets (determined on a consolidated basis in accordance with GAAP) and aggregate Consolidated Revenues of all Subsidiaries that are not Loan Parties computed in Dollars and as a percentage of the aggregate total net tangible assets (determined in accordance with GAAP) and aggregate Consolidated Revenues of the Parent and its Subsidiaries and (ii) a certificate of a Responsible Officer of the Parent and each Borrower setting forth a calculation (in reasonable detail) of the Available Funding Amount as of the last day of the period covered by such financial statements, together with a specification (in reasonable detail) of each Investment and each Restricted Payment made with all or any portion of the Available Funding Amount during the period covered by such financial statements.

Documents required to be delivered pursuant to Section 7.01 or Section 7.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 11.02, or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (x) the Parent shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Parent to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Parent shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.03 Notices.

(a) Promptly (and in any event, within three (3) Business Days) notify the Administrative Agent and each Lender of the occurrence of any Default.

(b) Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent and each Lender of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent and each Lender of the occurrence of any ERISA Event or any failure by any Loan Party or any Subsidiary to perform its obligations under a Canadian Pension Plan.

(d) Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent and each Lender of any material change in accounting policies or financial reporting practices by the Parent or any Subsidiary.

(e) Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent and each Lender of the occurrence of any default or event of default under any Permitted Senior Revolving Credit Document.

(f) Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent and each Lender of (i) any litigation, arbitration or proceeding not previously disclosed by the Loan Parties which has been instituted, (ii) to the knowledge of any Loan Party, any governmental investigation which has been instituted or threatened or any litigation arbitration or proceeding which is threatened against any Loan Party or any Subsidiary or to which any of the properties of any thereof is subject, in each case, which could reasonably be expected to result in losses and/or expenses in excess of the Threshold Amount or (iii) any material development or change in any matter set forth on Schedule 6.06.

Each notice pursuant to clauses (a) through (f) of this Section 7.03 shall be accompanied by a statement of a Responsible Officer of each Borrower setting forth details of the occurrence referred to therein and stating what action the applicable Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Investment Document that have been breached.

7.04 Payment of Obligations.

Pay and discharge, as the same shall become due and payable, (a) all its tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, including, without limitation, all VAT, if any, payable in respect of any payment made by an Israeli Guarantor, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Loan Party or such Subsidiary, (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Permitted Liens) and (c) all its Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or Section 8.05.

(b) Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Take all commercially reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d) Preserve or renew all of its registered IP Rights and all IP Rights in respect of which an application for registration has been filed or recorded with the United States Copyright Office, the United States Patent and Trademark Office, the Canadian Intellectual Property Office or the Israeli Patent Office (or any foreign equivalent), in each case, the non-preservation or non-renewal of which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

7.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b) Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.07 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies that are not Affiliates of any Loan Party or any Subsidiary insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business (including, without limitation, D&O insurance and litigation insurance), of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b) Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent, (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

(c) Cause the Administrative Agent and its successors and/or assigns to be named as lender’s loss payee or mortgagee as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days (or such lesser amount as the Administrative Agent may agree) prior written notice before any such policy or policies shall be altered or canceled.

7.08 Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case maybe.

(b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

7.10 Inspection Rights.

(a) Permit representatives and independent contractors of the Administrative Agent and each Lender, all at the expense of the Loan Parties: (i) to meet on a regular or other basis with any and all officers and employees of the Loan Parties and their Subsidiaries from time to time and upon reasonable advance notice to the applicable Loan Party or the applicable Subsidiary and during normal business hours for the purpose of consulting with, rendering advice, recommendations and assistance to, and influencing the management of the Loan Parties or their Subsidiaries or obtaining information regarding the Loan Parties’ or any of their Subsidiaries’ operations, activities and prospects and expressing its views thereon and (ii) to access the premises and inspect the books, records and properties of the Loan Parties and their Subsidiaries upon reasonable advance notice to the Loan Parties and during normal business hours; provided, that, excluding any such visits and inspections during the continuation of an Event of Default, only one such visit and inspection per year shall be at the Loan Parties’ expense (and only the Administrative Agent may exercise rights under this Section 7.10(a)); provided, further, that, when an Event of Default exists the Administrative Agent and the Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

(b) Consider, in good faith, the recommendations of the Administrative Agent and the Lenders or their respective designated representatives in connection with the matters on which they are consulted as described in clause (a) above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Loan Parties.

7.11 Use of Proceeds.

(a) Use the proceeds of the Term A Loans (i) to repay existing indebtedness on the Funding Date, (ii) for the expansion of commercial activities, (iii) for working capital and (iv) for other general corporate purposes; provided, that, in no event shall the proceeds of the Term A Loans be used in contravention of any Law or of any Investment Document.

(b) Use the proceeds of the Term B Loans to consummate the Transformative Acquisition and to pay fees and expenses in connection therewith; provided, that, in no event shall the proceeds of the Term B Loans be used in contravention of any Law or of any Investment Document.

7.12 Additional Subsidiaries.

Within thirty (30) days after the acquisition or formation of any Subsidiary:

(a) notify the Administrative Agent thereof in writing, together with the (i) jurisdiction of organization (or foreign equivalent), (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b) if such Subsidiary is a Domestic Subsidiary, cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall reasonably request for such purpose and (ii) deliver to the Administrative Agent documents of the types referred to in Sections 5.02(f) and (g) and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c) if such Subsidiary is a Foreign Subsidiary that is not an Excluded Subsidiary, to the extent required by Section 7.13(d), cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall reasonably request for such purpose, (ii) deliver to the Administrative Agent documents of the types referred to in Sections 5.02(f) and (g) and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent and (iii) if such Foreign Subsidiary is an Israeli Subsidiary, an executed Approval for Consortium Arrangement Letter for each Lender hereunder at such time.

7.13 Pledged Assets; Guarantees.

(a) Each Loan Party agrees to pledge to the Administrative Agent, for the benefit of the Secured Parties:

(i) with respect to Equity Interests, 100% of the issued and outstanding Equity Interests owned by such Loan Party in each of its Subsidiaries (other than Excluded Property); and

(ii) with respect to property other than Equity Interests, all of such Loan Party’s real and personal property other than Excluded Property.

(b) Each Loan Party agrees that such security interests described above shall be granted pursuant to the Collateral Documents or, with respect to any such property acquired subsequent to the Funding Date, such other additional security documents as the Administrative Agent shall request, in each case, reasonably satisfactory to the Administrative Agent and that such security interests shall constitute valid and enforceable first priority perfected security interests superior to and prior to the rights of any other Person and subject to no Liens other than Permitted Liens. The Loan Parties will deliver such documentation as the Administrative Agent may reasonably request in connection with the foregoing, including without limitation, appropriate UCC-1 financing statements (or equivalent filings in any foreign jurisdiction), Mortgages, Real Property Security Documents, Collateral Access Agreements (it being understood that the Loan Parties shall (x) only be required to use commercially reasonable efforts to obtain Collateral Access Agreements and (y) shall be afforded such reasonable time periods as the Administrative Agent shall agree to use such commercially reasonable efforts to obtain Collateral Access Agreements), certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person and other items of the types required to be delivered pursuant to Section 5.02(f) and (g), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c) The Loan Parties will execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and foreign equivalent financing statements) that may be required under applicable Law or that the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created in accordance with the terms hereof.

(d) The Borrowers shall, at the end of each fiscal quarter, update the Administrative Agent, pursuant to Section 7.02(k)(i) as to the net tangible asset amount and Consolidated Revenues attributable to each Subsidiary that is not a Loan Party. If, at the end of a fiscal quarter, the aggregate net tangible assets or Consolidated Revenues attributable to Subsidiaries that are not Loan Parties exceeds (i) 50% of the aggregate net tangible assets of the Parent and its Subsidiaries at the end of such fiscal quarter or (ii) 50% of Consolidated Revenues of the Parent and its Subsidiaries for the twelve month period ended as of the end of such fiscal quarter, the Loan Parties shall cause Foreign Subsidiaries that are not Loan Parties and that are not Excluded Subsidiaries to become Guarantors by executing and delivering to the Administrative Agent a Joinder Agreement and such other documents as are required by Section 7.12 and to pledge their assets to secure the Obligations in accordance with the terms of Section 7.13 as and to the extent required so that, (i) after giving effect to such Foreign Subsidiary becoming a Guarantor, the aggregate net tangible assets attributable to Subsidiaries that are not Loan Parties does not exceed 50% of the aggregate net tangible assets of the Parent and its Subsidiaries at the end of such fiscal quarter and (ii) after giving pro forma effect to such Foreign Subsidiary becoming a Guarantor, the aggregate Consolidated Revenues attributable to Subsidiaries that are not Loan Parties does not exceed 50% of Consolidated Revenues of the Parent and its Subsidiaries for the last twelve month period ended as of the end of such fiscal quarter. Furthermore, if, at the end of a fiscal quarter, the net tangible assets or Consolidated Revenues attributable to any Foreign Wholly Owned Subsidiary that is not a Loan Party exceeds (i) 10% of the aggregate net tangible assets of the Parent and its Subsidiaries at the end of such fiscal quarter or (ii) 10% of Consolidated Revenues of the Parent and its Subsidiaries for the last twelve month period ended as of the end of such fiscal quarter, the Loan Parties shall cause any such Foreign Wholly Owned Subsidiary to the extent it is not classified as an Excluded Subsidiary to become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement and such other documents as are required by Section 7.12 and pledge its assets (other than, for the avoidance of doubt, Excluded Property) to secure the Obligations in accordance with the terms of Section 7.13.

(e) Each Loan Party shall, and shall cause each Subsidiary to, ensure that at all times the exercise of the rights of the Administrative Agent or any Lender under any Loan Document (including the realization, sale or assignment by the Administrative Agent or a Lender of any Equity Interests in any Subsidiary) does not conflict with (A) any Material Contract to which such Loan Party is a party or which is binding upon it or any of its assets or (B) its Organization Documents.

7.14 Compliance with Material Contracts.

Comply in all respects with each Material Contract of such Person, except to the extent that the failure to comply therewith could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

7.15 Products and Required Permits.

(a) Without limiting the generality of Section 7.08, in connection with the development, testing, manufacture, marketing or sale of each Product by any Loan Party or any Subsidiary, such Loan Party or such Subsidiary shall comply in all material respects with all Required Permits at all times issued by any Governmental Authority, specifically including the FDA and Health Canada, with respect to such development, testing, manufacture, marketing or sales of such Product by such Loan Party or such Subsidiary, except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(b) Without limiting the generality of Section 7.15(a) above, the Loan Parties shall immediately and in any event within three (3) Business Days give written notice to the Administrative Agent upon any Loan Party’s becoming aware that any of the representations and warranties set forth in Section 6.23 with respect to any Product have become incorrect in any material respect.

7.16 Consent of Licensors.

At least ten (10) Business Days prior to entering into or becoming bound by any license or agreement (other than (w) commercially or publicly available or over-the-counter software, (x) any license or agreement solely between or among any of the Loan Parties, (y) non-exclusive license grants to distributors or customers to use Trademarks in connection with using, promoting, marketing or selling the Products and (z) non-exclusive licenses solely among the Loan Parties and their Subsidiaries), the failure, breach or termination of which could reasonably be expected to have a Material Adverse Effect, the Loan Parties shall (a) provide written notice to the Administrative Agent of the material terms of such license or agreement with a description of its likely impact on the Loan Parties’ business or financial condition and (b) to the extent requested by the Administrative Agent, use commercially reasonable efforts to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for (i) the applicable Loan Party’s interest in such licenses or contract rights to be deemed Collateral and for the Administrative Agent to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future and (ii) the Administrative

Agent to have the ability in the event of a liquidation of any of the Collateral to dispose of such Collateral in accordance with the Administrative Agent’s rights and remedies under this Agreement and the other Loan Documents; provided, that, the failure to obtain any such consent or waiver shall not in and of itself constitute an Event of Default.

7.17 Anti-Corruption Laws.

Conduct its business in material compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada), the Israeli Penal Law, 1977, Article 291A and other similar anti-corruption legislation in such or other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

7.18 Maintenance of IP Rights.

(a) Renew, prosecute, enforce and maintain all IP Rights except where the failure to renew, prosecute, enforce or maintain any IP Rights could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(b) Without limiting the generality of clause (a) above:

(i) Not do any act, or knowingly omit to do any act, whereby any Copyright owned by any Loan Party that is a Material IP Right may become dedicated to the public domain, except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect;

(ii) Use commercially reasonable efforts to (A) maintain the quality of products and services offered under each Trademark owned by any Loan Party that is a Material IP Right, (B) employ each Trademark owned by any Loan Party that is a Material IP Right with the appropriate notice of registration, if applicable, and (C) not adopt or use any mark that is confusingly similar or a colorable imitation of such Trademarks unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such Trademark pursuant to the Security Agreements, except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect;

(iii) Notify the Administrative Agent promptly if they know that any Patent or Trademark owned by any Loan Party that is a Material IP Right, or any application or registration relating to any Patent or Trademark owned by any Loan Party that is a Material IP Right may become abandoned, invalidated, rendered unenforceable or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, or any similar office or agency in any other country or any political subdivision thereof or any court or tribunal in any country) regarding any Loan Party’s ownership of any such Patent or Trademark or its right to register the same or to keep and maintain the same;

(iv) Take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of each Patent and Trademark owned by any Loan Party that is a Material IP Right, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability, except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect;

(v) Not (and not permit any licensee or sublicensee thereof to) do any act, or omit to do any act, whereby any Material IP Right may become abandoned, invalidated, rendered unenforceable, diluted or dedicated to the public, except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect;

(vi) Use commercially reasonable efforts to maintain the confidentiality of all Trade Secrets and other confidential information that constitute Material IP Rights, except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect;

(vii) Promptly notify the Administrative Agent of any infringement, violation, misappropriation or dilution of any Material IP Right of which they becomes aware and take such actions as they shall reasonably deem appropriate under the circumstances to protect such Material IP Right, including, where appropriate, the bringing of suit for infringement, violation, misappropriation or dilution, seeking injunctive relief and seeking to recover any and all damages for such infringement, violation, misappropriation or dilution, except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect; and

(viii) Not make any assignment or agreement in conflict with the security interest in the IP Rights of each Loan Party hereunder (other than as permitted herein).

7.19 Post-Closing Obligations.

(a) Within ninety (90) days of the Funding Date, use commercially reasonable efforts to deliver to the Administrative Agent (i) fully executed Collateral Access Agreements for each location listed on Part A of Schedule 7.19 and (ii) endorsements naming the Administrative Agent as additional insured (in the case of liability insurance) or Lender’s loss payee (in the case of hazard insurance) on behalf of the Secured Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(b) (i) Within two (2) Business Days of the Funding Date, deliver to the Administrative Agent all certificates evidencing any certificated Equity Interests of any Borrower, together with duly executed in blank and undated stock powers attached thereto and (ii) within forty-five (45) Business Days of the Funding Date, deliver to the Administrative Agent all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to any Pledge Agreement or any Security Agreement (excluding, for the avoidance of doubt, certificates evidencing Equity Interests of the Borrowers which are required to be delivered pursuant to Section 7.19(b)(i)), together with duly executed in blank and undated stock powers attached thereto.

(c) (i) Within five (5) Business Days of the Funding Date, deliver to the Administrative Agent a Qualifying Control Agreement for each deposit account listed on Part B of Schedule 7.19 and (ii) within thirty (30) days of the Funding Date, deliver to the Administrative Agent a Qualifying Control Agreement for each deposit account and each securities account listed on Part C of Schedule 7.19.

(d) Within the time periods set forth therefor on Part D of Schedule 7.19, deliver to the Administrative Agent such other documents, instruments, certificates or agreements as are listed on Part D of Schedule 7.19, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(e) (i) Within thirty (30) Business Days of the Funding Date, deliver to the Lenders the B Warrants, duly executed and issued by the Parent, together with such documents of the type as are required under Section 5.02(f) as the Administrative Agent shall reasonably require in connection therewith and favorable opinions of counsel to the Parent in the form agreed to in the Warrant Issuance Agreement and (ii) contemporaneously with the occurrence of a Qualified Equity Offering, deliver to the Lenders the C Warrants, duly executed and issued by the Parent, together with such documents of the type as are required under Section 5.02(f) as the Administrative Agent shall reasonably require in connection therewith and opinions of counsel to the Parent, in the form agreed to in the Warrant Issuance Agreement.

ARTICLE VIII

NEGATIVE COVENANTS

On the Funding Date and thereafter, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Effective Date and listed on Schedule 8.01;

(c) Liens (other than Liens imposed under ERISA or in respect of a Canadian Pension Plan) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided, that, such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA or in respect of a Canadian Pension Plan;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i) Liens securing Indebtedness permitted under Section 8.03(e); provided, that: (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost (negotiated on an arm’s length basis) of the property being acquired on the date of acquisition and (iii) such Liens attach to such property concurrently with or within ninety (90) days after the acquisition thereof;

(j) (i) licenses, sublicenses, leases or subleases (other than relating to intellectual property) granted to others in the ordinary course of business not interfering in any material respect with the business of any Loan Party or any Subsidiary and (ii) licenses and sublicenses of intellectual property of the type described in clause (d) of the definition of Permitted Transfers;

(k) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(l) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(m) Liens of the Permitted Senior Revolving Credit Lender on the Permitted Senior Revolving Credit Priority Collateral securing only the Permitted Senior Revolving Credit Indebtedness, subject to compliance with the terms and provisions of Section 8.03(g) and the definition of “Permitted Senior Revolving Credit Indebtedness”;

(n) reservations, limitations, provisos and conditions expressed in any original grants from the Crown or other grants of real or immovable property, or interest therein, which do not materially affect the use of the affected land for the purpose for which it was used by that Person;

(o) security given to a public utility or Governmental Authority when required by such utility or authority (excluding, for the avoidance of doubt, security in connection with Indebtedness for borrowed money) in connection with the operations of that Person in the ordinary course of its business provided that such security does not materially impair the use of the affected property for the purpose for which it was used by that Person;

(p) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings under applicable law regarding operating leases entered into by the Parent or any Subsidiary in the ordinary course of business;

(q) solely until the Funding Date, Liens securing Indebtedness under the Existing Credit Agreement; and

(r) other Liens securing Indebtedness or other obligations permitted hereunder, in an aggregate amount at any time outstanding not to exceed $250,000.

8.02 Investments.

Make any Investments, except:

(a) Investments held by any Loan Party or any Subsidiary in the form of cash (which shall include, for the avoidance of doubt, cash in deposit accounts) or Cash Equivalents;

(b) without duplication, (i) Investments existing as of the Effective Date and set forth in Schedule 8.02 (it being understood and agreed that the Loan Parties shall be permitted on a single occasion not later than thirty (30) days after the Effective Date to provide a supplemented Schedule 8.02 to the Administrative Agent (certified by a Responsible Officer of the Borrowers as being true and complete as of the Effective Date) which includes not more than $626,518 of additional (i.e., not originally scheduled) Investments made by Loan Parties in Subsidiaries that are not Loan Parties in the ordinary course of business after August 31, 2016 but prior to the Effective Date) and (ii) Investments by Loan Parties in Subsidiaries that are not Loan Parties consisting of receivables on shipments arising prior to the Effective Date (that, as of the Effective Date are not yet past due for more than 180 days) that are not paid within 180 days from the invoice date, in an aggregate amount for all such Investments not to exceed $3,000,000 (it being understood and agreed that on the 180th day following the Effective Date, the Loan Parties shall deliver a certificate of a Responsible Officer of the Borrowers detailing each such Investment that remains outstanding as of such date, in form and substance reasonably satisfactory to the Administrative Agent);

(c) (i) Investments in any Person that is a Loan Party prior to (or becomes a Loan Party contemporaneously with) giving effect to such Investment, (ii) Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party and (iii) Investments by Loan Parties in Subsidiaries that are not Loan Parties made with the portion of the Available Funding Amount that the Parent and its Subsidiaries elect to apply to such Investment (it being understood that to the extent a Subsidiary that is not a Loan Party as of the date that any Loan Party makes an Investment in such non-Loan Party Subsidiary pursuant to this clause (c)(iii) thereafter becomes a Loan Party pursuant to Section 7.12 or Section 7.13, the Borrowers may, by written notice to the Administrative Agent (calculating in reasonable detail the amount of the Available Funding Amount immediately prior to such re-classification and immediately thereafter) re-classify (effective as of the date of such re-classification) the original amount of such Investment as having been made pursuant to Section 8.02(c)(i));

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business (including bona fide trade credit granted to Subsidiaries in the ordinary course of business not to exceed 180 days from the invoice date), and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) (i) Permitted Acquisitions and (ii) the Transformative Acquisition;

(f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business and (ii) loans to employees, officers or directors relating to the purchase of Qualified Capital Stock of any Loan Party pursuant to employee stock purchase plans or agreements approved by such Loan Party’s Board of Directors, in an aggregate amount for all such Investments made in reliance of this clause (f) not to exceed $150,000 at any one time outstanding;

(g) Investments consisting of obligations of any Loan Party or any Subsidiary under Swap Contracts permitted under Section 8.03(d) that are incurred for non-speculative purposes in the ordinary course of business;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consistent with the investment policy of the Parent provided to the Administrative Agent prior to the Effective Date (it being understood that such policy provided to the Administrative Agent is titled “Venus Concept Ltd. Investment Policy Guidelines: Date Last Reviewed, November 18, 2015); and

(j) other Investments, in an aggregate amount not to exceed at any one time outstanding (without duplication of any Restricted Payment made in reliance on Section 8.06(c)) the total of (i) $500,000 minus (ii) the aggregate amount of Restricted Payments made in reliance on Section 8.06(c) prior to such time.

8.03 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness of the Loan Parties and their Subsidiaries existing on the Effective Date and described on Schedule 8.03;

(c) intercompany Indebtedness permitted under Section 8.02;

(d) obligations (contingent or otherwise) of any Loan Party or any Subsidiary existing or arising under any Swap Contract; provided, that, (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by any Loan Party or any of their Subsidiaries to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof; provided, that, (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $500,000 at any one time outstanding, (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(f) unsecured Indebtedness in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and similar arrangements in each case in connection with deposit accounts and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, that, (x) any such Indebtedness is extinguished within thirty (30) days and (y) the aggregate outstanding principal amount of such Indebtedness shall not at any time exceed $500,000;

(g) Permitted Senior Revolving Credit Indebtedness in an aggregate principal amount not to exceed the lesser of (i) $5,000,000 and (ii) the sum of (A) eighty-five percent (85%) of eligible accounts receivable of the Loan Parties (as determined by the Permitted Senior Revolving Credit Documents), on a consolidated basis, and the proceeds thereof plus (B) fifty percent (50%) of the eligible inventory of the Loan Parties (as determined by the Permitted Senior Revolving Credit Documents), on a consolidated basis, and the proceeds thereof, at any one time outstanding pursuant to a revolving credit facility; provided, that, (x) no Default or Event of Default shall have occurred and be continuing both immediately before and immediately after giving effect to the execution and delivery of the Permitted Senior Revolving Credit Documents and (y) prior to the incurrence of such Indebtedness, (i) the Administrative Agent, the Loan Parties and the Permitted Senior Revolving Credit Lender shall have entered into an intercreditor agreement reasonably satisfactory to the Administrative Agent pursuant to which (A) the Permitted Senior Revolving Credit Lender shall be granted a first priority security interest only in the accounts receivable and inventory of the Borrowers and proceeds thereof (collectively, the “Permitted Senior Revolving Credit Priority Collateral”), (B) the Administrative Agent, on behalf of the Secured Parties, shall be granted a second priority security interest in the Permitted Senior Revolving Credit Priority Collateral, (C) the Administrative Agent, on behalf of the Secured Parties, shall maintain its first priority security interest in all other assets of the Loan Parties (other than Excluded Property) and (D) the Permitted Senior Revolving Credit Lender shall not be granted a security interest in any property of the Loan Parties other than the Permitted Senior Revolving Credit Priority Collateral and (ii) the Administrative Agent and the Loan Parties shall have entered into amendments, in each case in form and substance reasonably satisfactory to the Administrative Agent, to this Agreement and such other Loan Documents as required to, among other things, include in the Loan Documents such additional representations, warranties, covenants and defaults as are included in the Permitted Senior Revolving Credit Documents (but not included in the Loan Documents at such time);

(h) Qualified Subordinated Debt, subject to the limitations set forth in Section 8.16(b);

(i) solely until the Funding Date, Indebtedness under the Existing Credit Agreement; and

(j) other Indebtedness, in an aggregate principal amount not to exceed $250,000 at any one time outstanding.

8.04 Fundamental Changes.

Merge, dissolve, liquidate, amalgamate or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided, that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.13, (a) the Parent may merge or consolidate with any of its Subsidiaries (other than a Borrower), provided, that, the Parent shall be the continuing or surviving corporation, (b) any Borrower may merge, amalgamate or consolidate with any of its Subsidiaries, provided, that, such Borrower shall be the continuing or surviving corporation, (c) any Loan Party (other than the Parent or a Borrower) may merge, amalgamate or consolidate with any other Loan Party (other than the Parent or a Borrower), (d) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any Loan Party, provided, that, such Loan Party shall be the continuing or surviving corporation, (e) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any other Subsidiary that is not a Loan Party and (f) any Subsidiary that is not a Loan Party may dissolve, liquidate or wind up its affairs at any time provided, that, such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect and all of its assets and business are transferred to a Loan Party prior to or concurrently with such dissolution, liquidation or winding up.

8.05 Dispositions.

Make any Disposition unless (a) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (b) no Default or Event of Default shall have occurred and be continuing both immediately prior to and after giving effect to such Disposition and (c) the aggregate net book value of all of the assets sold or otherwise disposed of in such Disposition together with the aggregate net book value of all assets sold or otherwise disposed of by the Loan Parties and their Subsidiaries in all such transactions occurring during the term of this Agreement does not exceed $500,000.

8.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, except that:

(a) each Subsidiary may make Restricted Payments to the Parent and to any Subsidiary that owns Equity Interests of such Subsidiary (and, in the case of a Restricted Payment by a Subsidiary that is not a Wholly Owned Subsidiary, to the Parent, any such other Subsidiary and each other owner of Equity Interests of such Subsidiary on a ratable basis based on their relative ownership interests); provided, that, any such Restricted Payments (other than any Excluded Restricted Payments) may only be made with the portion of the Available Funding Amount that the Parent and its Subsidiaries elect to apply to such Restricted Payments;

(b) each Loan Party and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Qualified Capital Stock of such Person; and

(c) each Subsidiary may repurchase its Equity Interests from minority holders of such Equity Interests (i.e., Persons other than the Parent and its Subsidiaries), in an aggregate amount during the term of this Agreement (without duplication of any Investments made in reliance on Section 8.02(j)) not to exceed the total of (i) $500,000 minus (ii) the amount of Investments made in reliance on Section 8.02(j). provided, that, any such permitted Restricted Payment described in the foregoing clauses by any Israeli Guarantor shall be a “permitted distribution” as set forth under Section 302 of the Israeli Companies Law or any amendment to or replacement thereof.

8.07 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Parent and its Subsidiaries on the Effective Date or any business substantially related, complementary or incidental thereto.

8.08 Transactions with Affiliates and Insiders.

(a) Enter into or permit to exist any transaction or series of transactions with any officer, director, employee or Affiliate of such Person other than (i) advances of working capital to any Loan Party, (ii) transfers of cash and assets to any Loan Party, (iii) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (iv) normal and reasonable compensation and reimbursement of expenses of officers and directors in the ordinary course of business and (v) except as otherwise specifically limited in this Agreement, other transactions on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

(b) Make or resolve to make any payment (in cash or in kind, by way of set-off or otherwise), give any benefit or enter into any transaction or series of transactions with any Person which is a direct or indirect shareholder of a Loan Party, or an Affiliate or first degree relative of any such Person (each a “Connected Person”), save to the extent (i) a payment is made, benefit is granted or transaction is entered into with a Connected Person in its capacity as an officer or director of a Loan Party and such payment is generally made, benefit generally granted or transaction generally entered into with officers of the Loan Party in the ordinary course of business of the Loan Party or (ii) a transaction or series of transactions is entered into solely among Loan Parties and their Subsidiaries and is otherwise permitted under clauses (i) through (iii) of Section 8.08(a). For purposes of the foregoing, an action taken by a Loan Party will be deemed to have been taken in the “ordinary course of business” of a Loan Party only if such action is (A) consistent with the past practices of the Loan Party, but taking into account the development of the business of the Loan Party and (B) taken in the ordinary course of the normal operations of the Loan Party.

8.09 Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation that (a) encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligations owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i) through (v) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e); provided, that, any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, (4) any Permitted Senior Revolving Credit Documents or (5) customary provisions in joint venture agreements with respect to joint ventures permitted under Section 8.02 and applicable solely to such joint venture entered into in the ordinary course of business, or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations.

8.10 Use of Proceeds.

Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11 Payment of Other Indebtedness.

Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or voluntary redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Funded Indebtedness of any Loan Party or any Subsidiary (other than any of the foregoing payments or transactions relating to (x) Indebtedness arising under the Loan Documents, (y) any Permitted Senior Revolving Credit Indebtedness and (z) the repayment of all Indebtedness owing under the Existing Credit Agreement on the Funding Date).

8.12 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Certain Amendments.

(a) Amend, modify or change its Organization Documents in a manner adverse to the Administrative Agent or the Lenders.

(b) Change its fiscal year.

(c) (i) Without providing ten (10) days prior written notice to the Administrative Agent, change its name, state of organization or form of organization (or foreign equivalent) or (ii) change its country or nation of domicile, organization or formation.

(d) Amend, modify or change (or permit the amendment, modification or change of) any of the terms or provisions of any Permitted Senior Revolving Credit Document in a manner adverse to the Administrative Agent or any Secured Party or in violation of the terms and provisions of any intercreditor agreement entered into by the Administrative Agent with respect thereto.

(e) Amend, modify or change (or permit the amendment, modification or change of) any of the terms or provisions of the Qualified Subordinated Debt Documents in a manner adverse to the Administrative Agent or any Secured Party or in violation of the terms and provisions of the applicable Qualified Subordinated Debt Subordination Agreement.

8.13 Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Loan Party or any Subsidiary to issue or have outstanding any shares of Disqualified Capital Stock, (b) permit Venus USA to form, own or acquire any Foreign Subsidiary after the Effective Date or (c) create, incur, assume or suffer to exist any Lien on any Equity Interests of any Subsidiary of any Loan Party, except for Permitted Liens.

8.14 Sale Leasebacks.

Enter into any Sale and Leaseback Transaction other than Sale and Leaseback Transactions of equipment that is sold and leased back to such Loan Party or Subsidiary within three (3) months after the purchase thereof by such Loan Party or Subsidiary.

8.15 Sanctions; Anti-Corruption Laws.

(a) Directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available the proceeds of any Loan to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent, or otherwise) of Sanctions.

(b) Directly or indirectly, use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada), the Israeli Penal Law, 1977, Article 291A and other similar anti-corruption legislation in such or other jurisdictions.

Notwithstanding the foregoing, the covenants in this Section 8.15 shall not require any Canadian Loan Party to take any action or refrain from taking any action that would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.

8.16 Minimum Revenues.

(a) Minimum Revenues. Permit Consolidated Revenues for any four consecutive fiscal quarter period to be less than (i) $45,000,000, for any four consecutive fiscal quarter period ending during the period from the Funding Date through and including December 30, 2017, (ii) $55,000,000, for any four consecutive fiscal quarter period ending during the period from December 31, 2017 through and including December 30, 2018, (iii) $67,500,000, for any four consecutive fiscal quarter period ending during the period from December 31, 2018 through and including December 30, 2019, (iv) $80,000,000, for any four consecutive fiscal quarter period ending during the period from December 31, 2019 through and including December 30, 2020, (v) $90,000,000, for any four consecutive fiscal quarter period ending during the period from December 31, 2020 through and including December 30, 2021 and (vi) $100,000,000 for any four consecutive fiscal quarter period ending thereafter; provided, that, if Consolidated Revenues for any four fiscal quarter period are below the applicable test level set forth above in this Section 8.16(a), the Loan Parties shall nonetheless be deemed to have complied with this Section 8.16(a) if (x) the Consolidated Revenues for such four consecutive fiscal quarter period shall be greater than ninety percent (90%) of the amount required for compliance with the applicable test level set forth above in Section 8.16(a) and (y) Consolidated Contract Revenues for such four consecutive fiscal quarter period shall not be less than (1) $65,000,000, for any four consecutive fiscal quarter period ending during the period from the Funding Date through and including December 30, 2017, (2) $75,000,000, for any four consecutive fiscal quarter period ending during the period from December 31, 2017 through and including December 30, 2018, (3) $85,000,000, for any four consecutive fiscal quarter period ending during the period from December 31, 2018 through and including December 30, 2019, (4) $95,000,000, for any four consecutive fiscal quarter period ending during the period from December 31, 2019 through and including December 30, 2020, (5) $105,000,000, for any four consecutive fiscal quarter period ending during the period from December 31, 2020 through and including December 30, 2021 and (6) $115,000,000 for any four consecutive fiscal quarter period ending thereafter.

(b) Cure Right.

(i) Notwithstanding anything to the contrary contained in Section 8.16(a), in the event that any Loan Party would otherwise be in default of the financial covenant set forth in Section 8.16(a) for any period, on or before the tenth (10th) Business Day subsequent to the due date for delivery of the financial statements for such period pursuant to Section 7.01 (such period, the “Cure Period”), the Parent shall have the right to (x) apply up to ten percent (10%) of Consolidated Contract Cure Revenue as of the end of such period to Consolidated Revenues in an aggregate amount not to exceed the amount necessary to cure the relevant failure to comply with Section 8.16(a) (such application, a “Specified Contract Revenue Application”) or (y) issue Qualified Capital Stock or Qualified Subordinated Debt, in each case, for cash in an aggregate amount not to exceed the amount necessary to cure the relevant failure to comply with Section 8.16(a) (such contribution, a “Specified Cure Contribution”), and upon the Specified Contract Revenue Application or the receipt by the Parent of such Specified Cure Contribution within the Cure Period, the financial covenant set forth in Section 8.16(a) shall be recalculated giving effect to the following pro forma adjustments (collectively, the “Cure Right”):

(A) (i) Consolidated Revenues shall be increased for the applicable fiscal quarter (the “Applicable Quarter”) and any period of four consecutive fiscal quarters that includes the Applicable Quarter, solely for the purpose of measuring the financial covenant set forth in Section 8.16(a), and not for any other purpose under this Agreement, by an amount equal to the Specified Contract Revenue Application or Specified Cure Contribution, as applicable, (ii) “Consolidated Revenues” shall, for the Applicable Quarter and any period of four consecutive fiscal quarters that includes the Applicable Quarter, be calculated without giving effect to the receipt or recognition as “Consolidated Revenues” of any Consolidated Contract Cure Revenues used as a Specified Contract Revenue Application and (iii) Consolidated Contract Revenues and Consolidated Contract Cure Revenues, in each case, shall be decreased by the amount of the Specified Contract Revenue Application for the Applicable Quarter and any period of four consecutive fiscal quarters that includes the Applicable Quarter; and

(B) If, after giving effect to the foregoing recalculation, the Loan Parties shall then be in compliance with the requirements of the financial covenant set forth in Section 8.16(a), the Loan Parties shall be deemed to have satisfied the requirements of the financial covenant set forth in Section 8.16(a) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the covenant set forth in Section 8.16(a) that had occurred shall be deemed cured for the purposes of this Agreement.

(ii) Notwithstanding anything herein to the contrary, (A) the Loan Parties shall provide notice to the Administrative Agent of their intention to exercise the Cure Right no later than the date of delivery of the financial statements evidencing such noncompliance pursuant to Section 7.01, (B) in each four fiscal quarter period, there shall be a period of at least two (2) fiscal quarters in respect of which no Cure Right is exercised, (C) the Specified Contract Revenue Application or Specified Cure Contribution, as applicable, shall be no greater than the amount required for purposes of complying with the financial covenant in Section 8.16(a), (D) the Specified Contract Revenue Application or Specified Cure Contribution, as applicable, received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining any available basket under any covenant in this Agreement, (E) the Cure Right may be exercised no more than three (3) times during the term of this Agreement, (F) no more than $10,000,000 of Consolidated Contract Cure Revenue may be applied as a Specified Contract Revenue Application in the aggregate during the term of this Agreement, (G) with respect to any Cure Right in the form of a Specified Contract Revenue Application, the Loan Parties shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrowers setting forth a calculation thereof and (H) neither the Administrative Agent nor any Secured Party shall exercise any remedy (including acceleration) under the Loan Documents or applicable Law on the basis of an Event of Default caused solely by the failure to comply with Section 8.16(a) until after the Cure Period has lapsed and the Loan Parties have not exercised the Cure Right (except to the extent that any Borrower has confirmed in writing that it does not intend to exercise the Cure Right); provided, that, for the avoidance of doubt, an Event of Default shall be deemed outstanding for all other purposes of this Agreement during such period.

8.17 Liquidity.

(a) At any time that Consolidated EBITDA for the four consecutive fiscal quarter period most recently ended for which financial statements have been delivered pursuant to Section 7.01(a) or (b) shall not be at least $1, permit (i) subject to the time limits in Section 7.19(c)(i), Liquidity of the Borrowers held in accounts for which the Administrative Agent has received a Qualifying Control Agreement to be less than $3,000,000 or (ii) Liquidity of the Parent and its Subsidiaries to be less than $5,000,000; and

(b) At any time that Consolidated EBITDA for the four consecutive fiscal quarter period most recently ended for which financial statements have been delivered pursuant to Section 7.01(a) or (b) shall be at least $1, permit Liquidity of the Borrowers held in accounts for which the Administrative Agent has received a Qualifying Control Agreement to be less than $2,000,000.

8.18 Plans.

(a) Maintain, contribute to, or incur any liability or contingent liability in respect of a Canadian Defined Benefit Pension Plan.

(b) Create, maintain, sponsor, contribute to, or incur any liability or contingent liability in respect of any Plan or any Canadian Pension Plan.

8.19 Accounts.

Open, maintain or otherwise have any deposit or other accounts (including securities accounts) of any U.S. Loan Party or Canadian Loan Party at any bank or other financial institution, or any other account where money or securities are or may be deposited or maintained with any Person, other than (a) subject to Section 7.19(c), deposit accounts that are maintained at all times with depositary institutions as to which the Administrative Agent shall have received a Qualifying Control Agreement, (b) subject to Section 7.19(c), securities accounts that are maintained at all times with financial institutions as to which the Administrative Agent shall have received a Qualifying Control Agreement, (c) deposit accounts established solely as payroll, trust, employee benefit and other zero balance accounts, (d) deposit accounts securing reimbursement obligations for credit cards or letters of credit and (e) other deposit accounts, so long as at any time the aggregate balance in all such accounts does not exceed $200,000 (each account described in this clause (e), together with the accounts described in clauses (c) and (d), each an “Excluded Account” and collectively, the “Excluded Accounts”).

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, (ii) within three (3) Business Days after the same becomes due, any interest on any Loan, or any fee or prepayment premium due hereunder or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Investment Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05, 7.10, 7.11, 7.12, 7.13, 7.17, 7.18 or 7.19 or Article VIII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document or any Warrant Issuance Agreement Covenant, in each case, on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of the date on which (i) a Responsible Officer of any Loan Party becomes aware of such failure and (ii) written notice thereof shall have been given to the Borrowers by the Administrative Agent or any Lender; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Investment Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee of more than the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or makes a proposal to its creditors or files notice of its intention to do so, institutes any other proceeding under applicable Law seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors, composition of it or its debts or any other similar relief; or applies for or consents to the appointment (including any provisional appointment) of any receiver, receiver-manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, administrative receiver, administrator, compulsory manager, receiver-manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or with regard to an Israeli Guarantor, the occurrence at any time with respect to it of a winding-up, bankruptcy, dissolution or administration; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect, or such judgment is not discharged or satisfied; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount, or (iii) any failure by any Loan Party or any Subsidiary to perform its obligations under a Canadian Pension Plan which has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Invalidity of Subordination Provisions. Any subordination provision in any document or instrument governing Indebtedness that is purported to be subordinated to the Obligations or any subordination provision in any subordination agreement that relates to any Indebtedness that is to be subordinated to the Obligations, or any subordination provision in any guaranty by any Loan Party of any such Indebtedness, shall cease to be in full force and effect, or any Person (including the holder of any such Indebtedness) shall contest in any manner the validity, binding nature or enforceability of any such provision; or

(m) Permitted Senior Revolving Credit Indebtedness. There occurs an “Event of Default” (or any comparable term) under, and as defined in, any Permitted Senior Revolving Credit Document; or

(n) Qualified Subordinated Debt. There occurs an “Event of Default” (or any comparable term) under, and as defined in, any Qualified Subordinated Debt Document; or

(o) Material Adverse Effect. There occurs any circumstance or circumstances that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

9.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents; provided, however, that, upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

If the Obligations are accelerated for any reason, the prepayment premium required by Section 2.03(e) will also be due and payable as though such Obligations were voluntarily prepaid and any discount on the Loans shall be deemed earned in full and, in each case, shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any prepayment premium required by Section 2.03(e) payable pursuant to the preceding sentence shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and the Borrowers agree that it is reasonable under the circumstances currently existing. The prepayment premium required by Section 2.03(e) shall also be payable and any discount on the Loans shall be deemed earned in full, in each case, in the event that the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWERS EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM AND ANY DISCOUNT ON THE LOANS IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrowers expressly agree that (i) the prepayment premium required by Section 2.03(e) and any discount on the Loans provided for herein is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the prepayment premium required by Section 2.03(e) and any discount on the Loans shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and the Borrowers giving specific consideration in this transaction for such agreement to pay the prepayment premium required by Section 2.03(e) and any discount on the Loans and (iv) the Borrowers shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrowers expressly acknowledge that their agreement to pay the prepayment premium required by Section 2.03(e) and any discount on the Loans to the Lenders as herein described is a material inducement to the Lenders to make the Loans hereunder.

9.03 Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received by any Lender or the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Investment Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on and prepayment premium with respect to the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

ARTICLE X

ADMINISTRATIVE AGENT

10.01 Appointment and Authority.

(a) Each of the Lenders hereby (i) irrevocably appoints Visium Healthcare Partners,

LP to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are incidental thereto and (ii) irrevocably appoints and authorizes the Administrative Agent to act as trustee of such Lender for purposes of acquiring, holding and enforcing any and all Liens which are governed by Israeli law and which are granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c) Without limiting the powers of the Administrative Agent pursuant to the terms of this Agreement or the other Loan Documents, for the purposes of holding any Liens on Collateral granted by any of the Loan Parties under the laws of the Province of Quebec pursuant to the Collateral Documents, each of the Lenders hereby acknowledges that the Administrative Agent shall be and act as the hypothecary representative of all present and future Lenders for all purposes of Article 2692 of the Civil Code of Quebec (the “Hypothecary Representative”). Each of the Lenders appoints, to the extent necessary, the Administrative Agent as its Hypothecary Representative to hold the Liens created pursuant to such Collateral Documents in order to secure any of the Obligations. The Administrative Agent accepts to act as Hypothecary Representative of all present and future Lenders for all purposes of Article 2692 of the Civil Code of Quebec.

10.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay or moratorium of any indebtedness (including a freeze order (Hakpaat Halichim)) under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.01 and Section 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrowers or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06 Resignation of Administrative Agent.

The Administrative Agent may resign as Administrative Agent at any time by giving thirty (30) days advance notice thereof to the Lenders and the Borrowers and, thereafter, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Upon any such resignation, the Required Lenders shall have the right, subject to the approval of the Borrowers (so long as no Event of Default has occurred and is continuing; such approval not to be unreasonably withheld), to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, been approved (so long as no Event of Default has occurred and is continuing) by the Borrowers or have accepted such appointment within thirty (30) days after the Administrative Agent’s giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent reasonably acceptable to the Borrowers (so long as no Default or Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10.06 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent. If no successor has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

10.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.09 Collateral and Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon termination of all unused Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition or (iii) as approved in accordance with Section 11.01;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.09.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the applicable Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that:

(a) no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.03 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, prepayment premiums, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii) reduce the principal of, the rate of interest specified herein on or the prepayment premium specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(iv) change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(v) except in connection with a Disposition permitted under Section 8.05, release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby;

(vi) release any Borrower or, except in connection with a merger or consolidation permitted under Section 8.04 or a Disposition permitted under Section 8.05, all or substantially all of the Guarantors without the written consent of each Lender directly affected thereby, except to the extent the release of any Guarantor is permitted pursuant to Section 10.09 (in which case such release may be made by the Administrative Agent acting alone); and

(b) unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; provided, however, that, notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders. Notwithstanding anything to the contrary set forth herein, in order to implement the Term B Facility, this Agreement may be amended for such purpose by the Loan Parties, the Administrative Agent and the Term B Lenders.

11.02 Notices and Other Communications; Facsimile Copies.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Borrower or any other Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number of its Lending Office (whether specified on Schedule 11.02 or separately specified to the Borrowers and the Administrative Agent).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may each, in their respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, Etc. Each of the Borrowers, the Lenders and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Investment Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Investment Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Investment Document, the authority to enforce rights and remedies hereunder and under the other Investment Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.01 for the benefit of all the Secured Parties; provided, however, that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.11) or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.01 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; and Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the fees, charges and disbursements of counsel for the Administrative Agent), in connection with (A) the preparation, negotiation, execution and delivery of this Agreement and the other Investment Documents (subject to Section 5.02(p) (it being understood and agreed that Section 5.02(p) shall in no event derogate from or diminish the obligations of the Loan Parties to pay fees and expenses of the Administrative Agent and its Affiliates to the extent incurred after the Funding Date)) and (B) any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) or the administration of this Agreement and the other Investment Documents and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Investment Documents, including its rights under this Section 11.04 or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Investment Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or any annual or other filings in Israel in connection with the No-Action Letter or any Specific Exemption, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Investment Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to an allegation that the use, advertisement, display, importation, manufacture, marketing, offering for sale, performance, preparation of derivative works based upon, promotion, reproduction, sale, use and/or other distribution of a Product by any Loan Party, any Subsidiary or any of their respective licensees, or the conduct of the Businesses, constitutes the infringement, violation or misappropriation of the rights of any Person or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.04(b) shall not apply with respect to taxes other than (x) VAT and (y) any Taxes that represent losses, claims, damages or liabilities arising from any non-tax claim.

(c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section 11.04 to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(b).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Investment Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Investment Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(d) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Investment Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrowers and the Parent may not assign or otherwise transfer any of their rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 11.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 11.06 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section 11.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (e) of this Section 11.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Investment Documents (including all or a portion of its Commitments under any Facility and the Loans at the time owing to it (in each case with respect to any Facility)); provided, that, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment with respect to any Facility and/or the Loans with respect to any Facility at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection 11.06(b)(i)(B) of this Section 11.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection 11.06(b)(i)(A) of this Section 11.06, the aggregate amount of the applicable Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans with respect to such Facility of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned. Each assignment of all or a portion of a Lender’s rights and obligations under this Agreement shall be accompanied by a corresponding ratable assignment of such Lender’s rights and obligations under the ROFR Side Letter;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection 11.06(b)(i)(B) of this Section 11.06 and, in addition:

(A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided, further, that, no consent of any Borrower shall be required for any assignment by any Person that is a Lender as of the Effective Date (or any Affiliate thereof) to Madryn (or any Controlled Investment Affiliate thereof);

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption. The assignee, if it is not a Lender, shall deliver to the Administrative Agent such information, including notice information, as the Administrative Agent shall reasonably require. In addition, in connection with each assignment, the Parent and each other Israeli Guarantor shall deliver to the assignee (unless such assignee is already a Lender) an executed Approval for Consortium Arrangement Letter.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to any Borrower or any of any Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural Person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii) No Violation of the No-Action Letter or a Specific Exemption. (A) No such assignment shall be made if such assignment would violate the No-Action Letter, a Specific Exemption or any applicable Israeli Law, and (B) if any such assignment is entered into with a Lender that is organized or is operating under the laws of the State of Israel (an “Israeli Lender”), such Israeli Lender does hereby confirm, and shall confirm in the applicable Assignment and Assumption, that such assignment would not violate the No-Action Letter or a Specific Exemption (as the case may be) or any applicable Israeli Laws. Any assignment that does not comply with the foregoing shall be deemed void ab initio and of no force or effect.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto)

but shall continue to be entitled to the benefits of Sections 3.01, 3.03 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 11.06.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrowers or any of any Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation. No such participation shall be made if such participation would violate the No-Action Letter or a Specific Exemption (as the case may be) or any applicable Israeli Law.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vi) of Section 11.01(a) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01 and 3.03 (subject to the requirements and limitations therein (it being understood that the documentation required under Section 3.01(c) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 11.06; provided, that, such Participant (A) agrees to be subject to the provisions of Sections 3.02 and 11.13 as if it were an assignee under paragraph (b) of this Section 11.06; and (B) shall not be entitled to receive any greater payment under Sections 3.01 with respect to any participation, than its participating Lender would have been entitled to receive except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 11.13 with respect to any Participant. To the fullest extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties in connection with the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will be instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) as may be reasonably necessary in connection with the exercise of any remedies hereunder or under any other Investment Document or any action or proceeding relating to this Agreement or any other Investment Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrowers, (i) to the members of its investment committee and its limited partners in connection with the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section 11.07, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.08 Set-off.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Investment Document, the interest (actual or deemed) paid or agreed to be paid under the Investment Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (including without limitation, the Criminal Code (Canada)) (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Investment Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or in any Loan Notice or other document delivered pursuant to the terms of any Loan Document shall survive the execution and delivery hereof and thereof and shall continue in full force and effect as long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. It is understood and agreed that, notwithstanding the foregoing, representations and warranties shall only be made (or deemed to be made) by the Loan Parties hereunder and under the other Loan Documents on the Funding Date and on each date thereafter on which the representations and warranties set forth herein and/or in the other Loan Documents are required to be made under such Loan Document (or deemed to be made under such Loan Document).

11.12 Severability.

If any provision of this Agreement or the other Investment Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Investment Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders.

If the Borrowers are entitled to replace a Lender pursuant to the provisions of Section 3.02, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:

(a) such Lender shall have received payment of an amount equal to one hundred percent (100%) of the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents (other than prepayment premium) from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrowers (in the case of all other amounts);

(b) in the case of any such assignment resulting from payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(c) such assignment does not conflict with applicable Laws; and

(d) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided, that, the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER INVESTMENT DOCUMENTS (EXCEPT, AS TO ANY OTHER INVESTMENT DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT (EXCEPT, AS TO ANY OTHER INVESTMENT DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK AND ANY UNITED STATES DISTRICT COURT IN THE STATE OF NEW YORK, IN EACH CASE LOCATED IN NEW YORK COUNTY, NEW YORK, AND

ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER INVESTMENT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT AGAINST THE BORROWERS OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH BORROWER AND EACH OTHER PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (B) OF THIS SECTION 11.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER

PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER INVESTMENT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16 Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.17 USA PATRIOT Act and Canadian AML Act Notice.

Each Lender that is subject to the Act (as hereinafter defined), the Canadian AML Acts or the Israeli Prohibition on Money-Laundering Law, 2000 (the “Israeli PMLL”) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), the Canadian AML Acts and the Israeli PMLL, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties, information concerning its direct and indirect holders of Equity Interests and other Persons exercising Control over it, and its and their respective directors and officers, and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Act, the Canadian AML Acts and the Israeli PMLL. The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act, the Canadian AML Acts and the Israeli PMLL.

11.18 No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Investment Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Loan Parties and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and their respective Affiliates on the other hand, (ii) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate and (iii) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Investment Documents; (b)(i) the Administrative Agent, each Lender and each of their respective Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for each Loan Party or any of Affiliates or any other Person and (ii) neither the Administrative Agent, any Lender nor any of their respective Affiliates has any obligation to each Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Investment Documents; and (c) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and neither the Administrative Agent nor any Lender nor any of their respective Affiliates has any obligation to disclose any of such interests to the Loan Parties or their Affiliates. To the fullest extent permitted by law, the Loan Parties hereby waive and release, any claims that they may have against the Administrative Agent, any Lender or any of their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19 Facility Termination Date.

On the Facility Termination Date, all security interests granted to the Administrative Agent, the Secured Parties and/or the Lenders in the Collateral pursuant to the Collateral Documents shall automatically terminate. Upon the request of the Borrowers on or after the occurrence of the Facility Termination Date, the Administrative Agent shall promptly deliver (all at the expense of the Borrowers) such executed notices, terminations, releases or other documentation as the Borrowers shall request to evidence the termination of the security interests granted to the Administrative Agent pursuant to the Collateral Documents.

11.20 Concerning Joint and Several Liability.

(a) Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(b) Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower with respect to the payment and performance of all of the Obligations arising under this Agreement and the other Loan Documents, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c) If and to the extent that a Borrower shall fail to make any payment with respect to any of the obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event, the other Borrower will make such payment with respect to, or perform, such obligation.

(d) The obligations of each Borrower under the provisions of this Section 11.20 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement), or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Lenders under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Lenders in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or any failure to act on the part of the Administrative Agent or the Lenders, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 11.20, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 11.20, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 11.20 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 11.20 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any Borrower or the Lenders. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or the Lenders.

(f) The provisions of this Section 11.20 are made for the benefit of the Administrative Agent and the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefore may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any other Borrower or to exhaust any remedies available to it against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 11.20 shall remain in effect until the Facility Termination Date. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 11.20 will forthwith be reinstated and in effect as though such payment had not been made.

(g) Notwithstanding any provision to the contrary contained herein or in any other of the Investment Documents, the obligations of each Borrower hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable Debtor Relief Law.

11.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Investment Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Investment Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Investment Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

11.22 Israeli Antitrust Letter; Lenders’ Receipt of Regulatory Agency Correspondence.

(a) In connection with this Agreement and the other Loan Documents and negotiations related thereto, each Lender shall comply with the terms and conditions for no action contained in the No-Action Letter or the terms and conditions of a Specific Exemption (as the case may be). Without limiting the generality of the foregoing, each Lender shall (i) refrain from sharing with an actual or prospective Lender any information not necessary for participation in this Agreement and the other Loan Documents, (ii) when sharing information with an actual or prospective Lender, do so in such a manner as to minimize any concern regarding reduction of competition between any of the Lenders, and (iii) document and retain such information, and make such reports, as described in Section 2(d) of the No-Action Letter or as required in a Specific Exemption. Upon the written request from any Lender to the Administrative Agent, the Administrative Agent shall use commercially reasonable efforts to promptly provide such Lender, to the extent it has such information, information regarding the credit consortium to enable such Lender to comply with this Section 11.22(a); provided, that, the Administrative Agent shall have no liability to any Lender or any other Person for failure to provide such information.

(b) Each Lender shall promptly, within five (5) Business Days after receipt thereof by any Lender, deliver to the Administrative Agent copies of each notice or other correspondence received from any regulatory agency in connection with any matters related to the transactions contemplated by this Agreement and the other Loan Documents.

The provisions of this Section 11.22 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrowers nor any other Loan Parties shall have rights as a third party beneficiary of any of such provisions.

11.23 Funding Date.

The parties hereto agree that if the Funding Date does not occur on or before October 31, 2016, this Agreement and all other Loan Documents shall be automatically terminated.

[SIGNATURE PAGES FOLLOW]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS

VENUS CONCEPT CANADA CORP.,
an Ontario corporation

/s/ Domenic Serafino
Name: Domenic Serafino
Title: President

VENUS CONCEPT USA INC
a Delaware corporation

/s/ Domenic Serafino
Name: Domenic Serafino
Title: President

PARENT:

VENUS CONCEPT LTD.,
an Israeli corporation

/s/ Domenic Serafino
Name: Domenic Serafino
Title: Chief Executive Officer

1

ADMINISTRATIVE AGENT:

VISIUM HEALTHCARE PARTNERS, LP,
a Delaware limited partnership

By: VISIUM HEALTHCARE ADVISORS, LP, its General Partner

By: JG ASSET II, LLC, its General Partner

By: /s/ Mark Gottlieb
Name: Mark Gottlieb
Title: Authorized Signatory

LENDERS:

VISIUM HEALTHCARE PARTNERS, LP,
a Delaware limited partnership

By: VISIUM HEALTHCARE ADVISORS, LP, its General Partner

By: JG ASSET II, LLC, its General Partner

By: /s/ Mark Gottlieb
Name: Mark Gottlieb
Title: Authorized Signatory